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As filed with the Securities and Exchange Commission on November 16, 2007.

Registration No. 333-146961

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

OREZONE RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Canada (Province or other Jurisdiction of Incorporation or Organization)	1040 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if any)

290 Picton Street, Suite 201, Ottawa, Ontario K1K 8P8, Canada, (613) 241-3699
(Address and telephone number of Registrant's principal executive offices)

DL Services, Inc., U.S. Bank Center, 1420 5th Avenue, Suite 3400, Seattle, WA 98101-4010, (206) 903-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Ronald N. Little Orezone Resources Inc. 290 Picton Street Suite 201 Ottawa, Ontario K1K 8P8 Canada (613) 241-3699	Jay Kellerman Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9 Canada (416) 869-5500	Gil Cornblum Dorsey & Whitney LLP TD Canada Trust Tower 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7370	Jeffrey Roy Cassels Brock & Blackwell LLP 2100 Scotia Plaza 40 King Street West Toronto, Ontario M5H 3C2 Canada (416) 860-6616	Kevin Keogh White & Case LLP 1155 Avenue of the Americas New York, New York 10036-2787 USA (212) 819-8227

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.
☒    upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.
☐    at some future date (check appropriate box below)

1.
☐    pursuant to Rule 467(b) on (            ) at (            ) (designate a time not sooner than seven calendar days after filing).

2.
☐    pursuant to Rule 467(b) on (            ) at (            ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (            ).

3.
☐    pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.
☐    after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.    ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

Prospectus	November 16, 2007

OREZONE RESOURCES INC.

U.S. $185,040,000

154,200,000 Common Shares

This short form prospectus qualifies the distribution of 154,200,000 common shares (the "Offered Shares") of Orezone Resources Inc. ("Orezone" or the "Company") at a price of U.S.$1.20 per Offered Share (the "Offering"). The closing of the Offering (the "Offering Closing Date") will be concurrent with and conditional upon the closing of the purchase by the Company of the 60% interest in the Essakane Project (as defined herein) (the "Acquisition") held by Gold Fields Essakane (BVI) Limited ("Gold Fields") (as described in more detail under "Use of Proceeds" and "Recent Developments").

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should read the tax discussion under "U.S. Federal Income Tax Consequences".

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Canada, that some of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Price U.S.$1.20 per Common Share

Investment in the Offered Shares is highly speculative and involves a high degree of risk. Investors should carefully consider the risk factors described in this short form prospectus. See "Risk Factors".

	Price to the Public(1)	Underwriters' Fee(2)	Proceeds to the Company(3)
Per Offered Share	U.S.$1.20	U.S.$0.057	U.S.$1.143
Total Offering(4)	U.S.$185,040,000	U.S.$8,789,400	U.S.$176,250,600

Notes:

(1)
The offering price of the Offered Shares was determined by negotiation between the Company and BMO Nesbitt Burns Inc., CIBC World Markets Inc., J.P. Morgan Securities Inc., Canaccord Capital Corporation and Raymond James Ltd. (collectively, the "Underwriters").

(2)
The Company has agreed to pay the Underwriters a cash commission (the "Underwriters' Fee") equal to 4.75% of the gross proceeds of the Offering including any Additional Shares (as defined herein) sold pursuant to the exercise of the Over-Allotment Option (as defined herein).

(3)
After deducting the Underwriters' Fee but before deducting expenses of the Offering, estimated to be U.S.$1,000,000, which will be paid out of the general corporate funds of the Company.

(4)
The Company has also granted to the Underwriters an over-allotment option (the "Over-Allotment Option"), exercisable in whole or in part at the sole discretion of the Underwriters at any time until the date which is 30 days after the Offering Closing Date, to purchase up to an additional 23,130,000 Offered Shares (the "Additional Shares") at the offering price set forth above, solely to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total "Price to the Public", "Underwriters' Fee" and "Proceeds to the Company" will be U.S.$212,796,000, U.S.$10,107,810 and U.S.$202,688,190, respectively. This short form prospectus qualifies the distribution of the Over-Allotment Option and the distribution of the Additional Shares issuable upon exercise of the Over-Allotment Option. References herein to Offered Shares include any Additional Shares, unless otherwise noted or unless the context precludes such inclusion. See "Plan of Distribution".

BMO Capital Markets		CIBC World Markets
JPMorgan
Canaccord Adams		Raymond James

The following table sets out the number of options and other compensation securities that have been issued or may be issued by the Company to the Underwriters:

Underwriters' Position	Maximum Size	Exercise Period	Exercise Price
Over-Allotment Option	23,130,000 Common Shares	Up to 30 days from the Offering Closing Date	U.S.$1.20

If the closing of the Acquisition does not occur on the Offering Closing Date, or if prior to such time the Company advises the Underwriters or announces to the public that it does not intend to proceed with the Acquisition, the Offering will not proceed.

The outstanding common shares of the Company are listed for trading on the Toronto Stock Exchange (the "TSX") and on the American Stock Exchange ("AMEX") under the symbol "OZN". The closing price of the common shares of the Company on the TSX and on AMEX on November 15, 2007, the last day of trading immediately prior to the filing of this short form prospectus, was Cdn.$1.27 and U.S.$1.29, respectively. The TSX has conditionally approved the listing of the offered shares. Listing of the Offered Shares on the TSX will be subject to the Company fulfilling all the listing requirements of the TSX.

In connection with this distribution, the Underwriters may effect transactions that stabilize or maintain the market price of the common shares of the Company at levels other than those that might prevail on the open market. See "Plan of Distribution".

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the underwriting agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters on behalf of the Company by Stikeman Elliott LLP and Dorsey & Whitney LLP, and on behalf of the Underwriters by Cassels Brock & Blackwell LLP and White & Case LLP. Subscriptions will be received subject to rejection or allotment in whole or in part, and the Underwriters reserve the right to close the subscription books at any time without notice. Closing of the Offering is expected to take place on or about November 26, 2007, or on such other date as may be agreed upon by the Company and the Underwriters, but in any event not later than December 28, 2007 and that certificates, if any, representing the Offered Shares will be available for delivery on or about closing.

The underwriters may offer the Offered Shares at a price lower than the price noted above. See "Plan of Distribution".

MinQuest Fund I, L.P. ("MinQuest") has agreed with Orezone that Orezone will, concurrently with the Offering, complete a private placement (the "Concurrent Private Placement") with Minquest. Paul Carmel, a director of Orezone, has a 51% participation in the share capital of the general partner of MinQuest. Pursuant to the Concurrent Private Placement, MinQuest will purchase 12,500,000 common shares of the Company at the same price as the Offered Shares for gross proceeds to the Company of U.S.$15,000,000. Closing of the Offering and Concurrent Private Placement will each be conditional upon closing the other. No commission or other fee will be paid to the Underwriters in connection with the sale of common shares of the Company pursuant to the Concurrent Private Placement. This short form prospectus does not qualify the distribution of the common shares issued pursuant to the Concurrent Private Placement and such shares will be subject to a statutory hold period. Following completion of the Offering, the Acquisition and the Concurrent Private Placement, MinQuest will hold approximately 4% of the issued and outstanding common shares of Orezone. Closing of the Concurrent Private Placement is subject to receipt of regulatory approval.

The registered and head office of the Company is 290 Picton Street, Suite 201, Ottawa, Ontario, K1Z 8P8.

i

CURRENCY AND EXCHANGE RATES

        All monetary amounts used herein are stated in United States dollars unless otherwise indicated. As at November 15, 2007, the noon buying rate as reported by the Bank of Canada was U.S.$1.00 = Cdn.$0.9808 or Cdn.$1.00 = U.S.$1.0196.

        The following table sets forth, for each of the years indicated, the year end exchange rate, the average closing rate and the high and low closing exchange rates of one Canadian dollar in exchange for U.S. dollars as quoted by the Bank of Canada.

				Quarter Ended
	Year Ended December 31,
				March 31, 2007	June 30, 2007	September 30, 2007
	2004	2005	2006
High	$0.85	$0.88	$0.91	$0.87	$0.95	$1.01
Low	$0.71	$0.79	$0.85	$0.84	$0.86	$0.93
Average	$0.77	$0.83	$0.88	$0.85	$0.91	$0.96
Period End	$0.83	$0.86	$0.86	$0.87	$0.94	$1.01

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada and filed with, or furnished to, the United States Securities and Exchange Commission (the "SEC") in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at 290 Picton Street, Suite 201, Ottawa, Ontario K1Z 8P8. These documents are also available through the Internet on the System for Electronic Document Analysis and Retrieval ("SEDAR"), which can be accessed online at www.sedar.com or on the SEC's Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov.

        The following documents of the Company, filed with securities commissions or similar authorities in Canada and filed with or furnished to the SEC, are specifically incorporated by reference into and form an integral part of this short form prospectus:

  (a)
  the annual information form for the year ended December 31, 2006 dated March 30, 2007;

  (b)
  the audited consolidated financial statements of the Company for the years ended December 31, 2006 and 2005, together with the auditors' reports thereon and the notes thereto;

  (c)
  management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2006;

  (d)
  the management information circular dated April 13, 2007 prepared in connection with the Company's annual and special meeting of shareholders held on May 17, 2007;

  (e)
  the unaudited interim consolidated financial statements of the Company for the three and nine-month periods ended September 30, 2007, together with the notes thereto;

  (f)
  management's discussion and analysis of financial condition and results of operations for the three and nine-month periods ended September 30, 2007;

  (g)
  the material change report of the Company dated October 19, 2007 relating to the commencement of a full feasibility study at the Essakane Project;

  (h)
  the material change report of the Company dated October 19, 2007 relating to (i) the services and stakeholders operating agreement signed between the Company and Gold Fields for the Essakane Project; and (ii) the updated resource estimate for the Essakane Project submitted to the Company by Gold Fields;

  (i)
  the material change report of the Company dated October 19, 2007 relating to the Company's submission of its Environmental and Socioeconomic Impact Assessment to the Burkina Faso Minister of Environment for the Essakane Project;

  (j)
  the material change report of the Company dated October 19, 2007 relating to an increase in the gold resources at the Essakane Project; and

  (k)
  the material change report of the Company dated October 19, 2007 relating to the Acquisition.

        Any document of the type referred to above, unaudited interim consolidated financial statements and the related management's discussion and analysis, material change reports (excluding confidential material change reports), any business acquisition reports, the content of any news release or public communication disclosing financial information for a period more recent than the period for which financial statements are deemed incorporated by reference in this short form prospectus and certain other disclosure documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 of the Canadian Securities Administrators filed by the Company with the securities commissions or similar regulatory authorities in Canada after the date of this short form prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this short form prospectus.

        Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this short form prospectus, to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

TECHNICAL INFORMATION

        The disclosure in this short form prospectus of a scientific or technical nature for the Company's material properties is based on technical reports prepared for those properties in accordance with National Instrument 43-101 — Standard of Disclosure for Mineral Projects ("NI 43-101") of the Canadian Securities Administrators and other information that has been prepared by or under the supervision of "qualified persons" under NI 43-101 and included in this short form prospectus with the consent of such persons. Other information has been prepared and included in this short form prospectus following review and verification by the Company's President, also a "qualified person" under NI 43-101. The technical reports are individually identified in the "Information Concerning Certain of the Company's Projects" section of this short form prospectus and were written by persons independent of the Company, each of whom is a "qualified person" for the purposes of NI 43-101. The technical reports have been filed on SEDAR and can be reviewed at www.sedar.com.

PROJECTIONS FOR THE ESSAKANE PROJECT

        The production estimates, operating cost estimates, cash cost estimates, project cost estimates, and other projections related to the Essakane Project (the "projections") included in this short form prospectus are based on the Essakane Technical Report (as defined herein). These projections are included in this short form prospectus based on the requirements of applicable Canadian securities regulation and were not prepared with a view toward compliance with the guidelines established by the Canadian Institute of Chartered Accountants for preparation and presentation of prospective financial information.

        The projections are subjective and susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections are based on a variety of estimates and assumptions based on the Essakane Technical Report, among other things, gold prices, industry performance, general economic, market, interest rate and financial conditions, gold sales, operating costs, project costs, financing costs, capital expenditures, working capital, taxes and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties, political risk, operating risks and hazards and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate and actual results may be materially greater or less than those contained in the projections. For these reasons, the inclusion of such projections should not be regarded as an indication that the Company considers such information to be an accurate prediction of future events and the projections should not be relied upon as such. The Company does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect new events or circumstances.

        Neither Deloitte & Touche LLP nor PricewaterhouseCoopers LLP have either examined or compiled the prospective financial information in this short form prospectus and, accordingly, Deloitte & Touche LLP and PricewaterhouseCoopers LLP do not express any opinions or other form of assurance with respect thereto. The Deloitte & Touche LLP and PricewaterhouseCoopers LLP reports included in this short form prospectus do not extend to the prospective financial information elsewhere in this short form prospectus and should not be read to do so.

        The projections are "forward-looking information". Readers are urged to review the section "Cautionary Notice Regarding Forward-Looking Statements" below.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this short form prospectus and the documents incorporated herein by reference are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws. When used in this short form prospectus and the documents incorporated herein by reference such statements use such words as "anticipate", "may", "will", "expect", "believe", "plan", "forecast", "budget" and other similar terminology. These statements reflect management's expectations as of the date of such forward-looking statements regarding the Company's future operational or financial performance and should not be read as guarantees of future performance or results. These forward-looking statements include, but are not limited to, references to:

  •
  terms, conditions, benefits and completion of the Acquisition;

  •
  political conditions and government regulations in foreign countries;

  •
  timing of the receipt of governmental approvals and/or acceptances;

  •
  targets, estimates and assumptions in respect of gold production and prices;

  •
  amount and type of future capital expenditures and capital resources;

  •
  mineral reserves and mineral resources;

  •
  anticipated grades;

  •
  recovery rates;

  •
  future financial or operating performance;

  •
  costs and timing of the development of new deposits;

  •
  costs, timing and location of future drilling;

  •
  earning of future interests in various permits;

  •
  production decisions;

  •
  costs and timing of construction;

  •
  operating expenditures;

  •
  costs and timing of future exploration; and

  •
  environmental and reclamation expenses.

        In particular, statements regarding the Company's plans with respect to the future development of the Essakane Project are forward-looking statements. There can be no assurance that future required regulatory approvals will be obtained or that anticipated transactions or proposed work and construction programmes will be completed satisfactorily.

        All references to mineral reserves and resources contained in the documents incorporated by reference are determined in accordance with NI 43-101. Actual recoveries of mineral products may differ from mineral reserves and resources as reported due to inherent uncertainties in acceptable estimating techniques. In particular, "indicated" and "inferred" mineral resources have a great amount of uncertainty as to their existence and economic and legal feasibility. It cannot be assumed that all or any part of an "indicated" or "inferred" mineral resource will ever be upgraded to a higher category of resource. Purchasers are cautioned not to assume that all or any part of the mineral deposits in these categories will ever be converted into proven or probable reserves.

        Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to:

  •
  risks associated with the funding of the Essakane Project;

  •
  risks associated with the development of the Essakane Project;

  •
  risks related to the failure to realize the anticipated benefits of the Acquisition;

  •
  risks related to successfully establishing mining operations and profitably producing gold;

  •
  risks related to changes in, and volatility of, the price of gold;

  •
  risks associated with operating in foreign jurisdictions;

  •
  the speculative nature of gold exploration and development projects;

  •
  permitting risks;

  •
  risks relating to potential changes to governmental regulation;

  •
  risks associated with the accuracy of mineral resource and reserve estimates;

  •
  risks relating to the fact that the Company's reserves may not be replaced;

  •
  risks associated with the future profitability of the Company depending on the success of the Essakane Project;

  •
  risks related to the fact that production estimates may be inaccurate;

  •
  risks related to the fact that the Company has a history of losses and expects to incur losses for the foreseeable future;

  •
  risks related to the reliance on the Company's management team and outside contractors;

  •
  risks related to drill shortages;

  •
  risks associated with sample backlogs at assay laboratory facilities;

  •
  risks related to the Company's ability to finance the development of its mineral properties;

  •
  risk relating to misrepresentations;

  •
  uncertainties related to title to the Company's mineral properties;

  •
  risks relating to government interests in subsidiary holding Mining Permit (as defined herein);

  •
  risks relating to health concerns;

  •
  environmental risks;

  •
  operational risks and hazards inherent in the mining industry;

  •
  risks associated with the potential inability to maintain available infrastructure;

  •
  risks related to the potential unavailability of insurance to cover certain risks;

  •
  risks related to increased competition in the mining industry;

  •
  risks related to currency fluctuations;

  •
  risks related to the fact the Company does not intend to pay dividends in the foreseeable future;

  •
  risks that shareholders' interest in the Company may be diluted in the future;

  •
  factors that have historically made the Company's share price volatile;

  •
  investors outside of Canada may have difficulty bringing actions and enforcing judgements against the Company, its directors, its executive officers and some of the experts named in this short form prospectus;

  •
  risks related to differences in U.S. and Canadian practices for reporting mineral resources; and

  •
  risks for United States investors associated with possible PFIC status.

        This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements. See "Risk Factors" beginning on page 30. Although the Company has attempted to identify important factors that could cause actual results, performance or achievements to differ materially from those described in forward-looking statements, there may be other factors that cause results, performance or achievements not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, and accordingly readers should not place undue reliance on forward-looking statements. The Company assumes no obligation to update or revise forward-looking statements to reflect new events or circumstances. You are cautioned against placing undue reliance on forward-looking statements.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

        This short form prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of the United States securities laws. Without limiting the foregoing, the disclosure in this short form prospectus and documents incorporated by reference use terms that comply with reporting standards in Canada and certain estimates are made in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all mineral reserve and mineral resource estimates contained in or incorporated by reference in this short form prospectus have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the SEC, and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies. For example, the Company uses the terms "probable mineral reserves", "measured mineral resources," "indicated mineral resources" and "inferred mineral resources" in this short form prospectus to comply with the reporting standards in Canada. Investors are advised that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources, or inferred mineral resources will ever be upgraded to a higher category or that such resources are economically or legally mineable. Disclosure of "contained ounces" is permitted disclosure under Canadian regulations; however the SEC normally only permits issuers to report mineralization that does not constitute "reserves" as in place tonnage and grade without reference to unit measures.

        In addition, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Accordingly, information contained in this short form prospectus and the documents incorporated by reference herein containing descriptions of mineral projects may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

ELIGIBILITY FOR INVESTMENT

        In the opinion of Stikeman Elliott LLP and Cassels Brock & Blackwell LLP, the Offered Shares will be, as at the date of issue, qualified investments under the Income Tax Act (Canada) (the "Tax Act") for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, subject to the specific provisions of any particular plan.

THE COMPANY

        Orezone is a Canadian corporation engaged in the investigation, acquisition, exploration and development of mineral properties. The Company was incorporated under the Canada Business Corporations Act by articles of incorporation dated September 22, 1989, under the name Garde, Société d'exploration minière inc./Garde Mining Exploration Company Inc. By articles of amendment dated November 30, 1995, the Company changed its name to Orezone Resources Inc. / Ressources Orezone Inc. The registered and principal office of the Company is located at 290 Picton Street, Suite 201, Ottawa, Ontario, K1Z 8P8. The Company also has field offices in the cities of Ouagadougou, Burkina Faso, Niamey, Niger and Bamako, Mali, all of which are in West Africa.

        The following chart illustrates the corporate structure of the Company and each of the companies in which it holds an interest, listing each such company, together with the jurisdiction of incorporation of each such company and the percentage of voting securities beneficially owned or over which control or direction is exercised with respect to each such company. The chart reflects the corporate structure of the Company upon completion of the Acquisition.

Organizational Chart — Corporate Structure

(1)
Orezone Essakane (BVI) Limited is currently a wholly owned subsidiary of Orezone Resources Inc. The Company intends to transfer all of the shares of Orezone Essakane (BVI) Limited to Orezone Inc. prior to completion of the Acquisition.

(2)
Currently Orezone holds a 40% interest and Gold Fields holds a 60% interest in this subsidiary. Upon completion of the Acquisition and the granting of the mining permit for the Essakane Project, this subsidiary will be dissolved.

(3)
This entity will be acquired upon closing of the Acquisition and will be subject to a 10% carried interest to be held by the government of Burkina Faso upon grant of a mining permit for the Essakane Project.

(4)
This entity will be acquired upon closing of the Acquisition.

        Over the past eleven years, the Company has been active in the investigation, acquisition, exploration and development of mineral properties. The Company's primary focus over this period of time has been on gold properties in West Africa, particularly in Burkina Faso and Niger. West Africa is an attractive area for gold exploration because of its geological potential, relatively unexplored nature and the near-surface, oxidized nature of many deposits, which contributes to lower exploration and development costs. At the present time Orezone has interests in four different properties in Burkina Faso, made up of 16 different exploration permits, covering a total of 2,762 square kilometres, plus the option to earn into five additional permits totaling 854 square kilometres at the Séga project area. Orezone also has a 999 square kilometre gold permit in Niger which it acquired in the fourth quarter of 2004, two uranium exploration permits totaling 981 square kilometres that were granted in April 2007 and an option acquired in the first quarter of 2006 to earn into one additional gold permit in Niger. Except for the uranium permits, which are held by Niger Resources Inc., all other permits and options are held by Orezone Inc.

INFORMATION CONCERNING CERTAIN OF THE COMPANY'S PROJECTS

The Essakane Project

  Location and Access

        The Essakane group of exploration permits is located in the northeast of Burkina Faso, approximately 330 kilometres by road from the capital, Ouagadougou. The nearest large town and potential source of labour is Dori, which is 65 kilometres away. The original six permits were issued in July 2000 and, after being renewed in 2006, will expire in July 2009. The area under permit was reduced by 25% in 2006 as required by law, but part of the ground released in 2006 was re-applied for and a new permit was granted during the fourth quarter of 2006, bringing the total number of permits included in the joint venture (as described below) to seven and the total land-package to 1,248 square kilometres (the "Essakane Project").

  Joint Venture

        On April 1, 2007, the Company, Orezone Inc., Orezone Essakane (BVI) Limited, Gold Fields, Gold Fields Orogen Holding (BVI) Ltd. ("Orogen") and Essakane (BVI) Limited entered into a members agreement (the "Members Agreement"), which gave effect to the terms of the option agreement between the Company and Orogen dated July 19, 2002 (the "Option Agreement") whereby Orogen was granted the option to earn a 50% interest in the Company's indirect share of the Essakane Project by spending $8 million on exploration and development activities over five years (which was accomplished in 2005) and could earn a further 10% in the Essakane Project by completing a bankable feasibility study within seven years of the signing of the Option Agreement (which was accomplished in 2007). The Members Agreement also set out the terms and conditions on which the parties would joint venture in respect of the Essakane Project. The Essakane Project is currently indirectly held by Essakane (BVI) Limited. Gold Fields has earned a 60% interest in Essakane (BVI) Limited by fulfilling the terms of the Option Agreement and the remaining 40% interest is owned by Orezone Essakane (BVI) Limited ("OEI"), currently a wholly owned subsidiary of the Company. Subject to the completion of the Acquisition, Orezone will purchase Gold Fields' 60% interest in the joint venture vehicle, Essakane (BVI) Limited. Upon receipt of the Mining Permit (as defined herein), 10% percent of the shares of Essakane SARL, which will hold the Mining Permit, will be held by the government of Burkina Faso. The government will also receive a 3% net smelter royalty. The Company plans to dissolve Essakane (BVI) Limited upon the grant of the Mining Permit (as defined herein).

  Mineral Resources and Reserves

        A NI 43-101 report entitled "Orezone Resources Inc.: Update on Essakane Gold Project, Burkina Faso", dated October 2007, prepared by Snowden Mining Industry Consultants Pty Ltd. ("Snowden"), GRD Minproc (Pty) Ltd., Gold Fields International Services Ltd., Gold Fields Burkina Faso SARL and Gold Fields Australia Ltd. (the "Essakane Technical Report") was delivered by Gold Fields to the Company in October 2007 and is available for review at www.sedar.com.

        The following mineral reserve and mineral resource estimate tables are derived from the Essakane Technical Report.

Essakane Project — Mineral Reserves(1)

Category	Reporting cut-off(2) (g/t gold)	Tonnage (Tonnes)	Gold Grade(3) (g/t)	Contained Gold (oz)

	Oxide 0.52	11,600,000	1.47	547,000

Probable	Transition 0.58	10,100,000	1.71	555,000

	Fresh 0.64	24,800,000	1.94	1,547,000

Total Probable		46,400,000	1.78	2,649,000

Proven		—	—	—

Total Proven		—	—	—

Total		46,400,000	1.78	2,649,000

(1)
Figures have been rounded and this may have resulted in minor discrepancies.

(2)
The reporting cut-off (g/t gold) have been applied to recovered grades.

(3)
The average gold grades (g/t) represent diluted mill feed.

Essakane Project — Mineral Resources(1),(2)

Category	0.50 g/t gold cut-off(3)(4)			1.0 g/t gold cut-off(4)
	Tonnage (Tonnes)	Gold Grade(5) (g/t)	Contained Gold (oz)	Tonnage (Tonnes)	Gold Grade(5) (g/t)	Contained Gold (oz)

Indicated	73,400,000	1.62	3,820,000	40,500,000	2.35	3,060,000

Inferred	16,100,000	1.66	860,000	9,500,000	2.31	710,000

(1)
Mineral resources are inclusive of mineral reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability. Figures have been rounded and this may have resulted in minor discrepancies.

(2)
Mineral resources estimated as constrained within a $650/oz pit shell.

(3)
Additional estimates using cut-offs of 0.80 g/t gold and 1.20 g/t gold are reported in the Essakane Technical Report.

(4)
The reporting cut-offs (g/t gold) have been applied to in situ grades.

(5)
The average gold grades (g/t) represent in situ grades.

  Mining

        A free milling, non-refractory gold deposit has been identified. The Essakane deposit has a large proportion of coarse gold. Gold particles larger than 100 microns are usually described as coarse. The objective of the Essakane Project is to mine and process this deposit at a rate of 5.4 million tonnes per year. The expected life of the mine is 8.6 years and during this time a total of 2.51 million ounces of gold are expected to be produced.

        The proposed facilities for the Essakane Project comprise a surface mining operation, an overburden storage facility, a gold processing plant and a tailing storage facility. The required infrastructure will include a village for the mine employees, the mining fleet and maintenance facilities, electrical power generation and water supplies. It will also be necessary to relocate 2,562 households (approximately 11,000 people) that will be affected by the development of the Essakane Project. The estimated capital cost of the Essakane Project, to an accuracy of +15%, is $346.5 million.

Essakane Project Capital Cost Estimates

Description	$ million

Water storage and infrastructure	14.3
Mine fleet	49.0
Mining other (Pre-production & Infrastructure)	11.8
Process plant and ancillaries	111.1
Infrastructure, accommodation and roads	18.1
EPCM(1)	15.6
Relocation costs	18.5
Power supply and infrastructure	36.7
Working capital	17.8
Overburden and tailing storage facilities	17.4
Owner's costs(2)	21.9
Contingency	14.3

Total	346.5

(1)
The Engineering Procurement Construction Management (the "EPCM") estimate prepared has been based upon the GRD Minproc rates for the third quarter of 2007. The scope of services covers the provision of all of the necessary engineering, procurement, construction and management resources and systems required to bring the Essakane Project into production on time and within budget.

(2)
The estimate of the Owner's costs includes, but is not limited to, capital equipment such as mining equipment, mining infrastructure, vehicle fleet, mine village furnishings, office furniture and information technology equipment; preproduction costs for the three month period prior to the commencement of plant operation; social-economic and resettlement compensation; customs duties, fees and taxes; insurance and legal services; working capital; and other costs including employee salaries and wages, Essakane camp, training, health, safety and security.

        Construction of the mine and resettlement villages is expected to commence in the first quarter of 2008 and construction of the process plant is scheduled to commence in the second quarter of 2008. Mining activities are expected to commence in the third quarter of 2009, with ore commissioning of the plant planned for the fourth quarter of 2009. The table below provides the projected Essakane Project development schedule:

Projected Essakane Project Development Schedule(1)

Task Name	Duration	Start	Finish

Grinding Mills Contract Award	601 days	Q2 07	Q4 09

Commence Detailed Design	296 days	Q3 06	Q4 08

Award the Mine and Resettlement Village Contracts	20 days	Q1 08	Q1 08

Award the Contract for the Power Station	394 days	Q1 08	Q2 09

Award Mining Fleet Purchase Order	40 days	Q1 08	Q1 08

Mine Village House Construction	155 days	Q1 08	Q3 08

Resettlement Village Construction	290 days	Q1 08	Q3 09

Contractors Lay-Down Area	83 days	Q1 08	Q3 08

Plant Earthworks	60 days	Q2 08	Q3 08

Off Channel Storage Dam	90 days	Q3 08	Q2 09

Mining Activities	323 days	Q3 08	Q4 09

Ore Commissioning	35 days	Q4 09	Q4 09

Plant Handover	0 days	Q4 09	Q4 09

(1)
The timelines in this table reflect those in the Essakane Technical Report, which did not contemplate the Acquisition or the Offering; consequently, all dates should be considered approximate and are more likely to be delayed by at least three months. These dates are also contingent on various matters such as availability of equipment and personnel, the timely granting of a Mining Permit and Mining Convention (as such terms are defined herein), and risks inherent to the mining industry. See "Risk Factors".

  Life of Mine Analysis

        The Essakane Technical Report anticipates that life of mine ("LOM") gold production will be 2.51 million ounces over 8.6 years and average 292,000 ounces per annum with peak production of 333,000 ounces in Year 6. The LOM gold recovery for the Essakane Project's mineral reserves at a 1.78 g/t average grade is estimated to be 94.6%. Set forth below is the gold production profile over the life of the mine based on a gold price assumption of $580/oz and an assumed life of mine oil price of $50/barrel:

Gold Production Profile over LOM(1)

	Year -3	Year -2	Year -1	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Total

Tonnes of Material (2) (millions)	—	—	—	21.87	21.87	21.87	21.87	21.87	21.87	21.87	21.87	12.96	187.92
Tonnes of Ore (millions)	—	—	—	5.4	5.4	5.4	5.4	5.4	5.4	5.4	5.4	3.2	46.4
Strip Ratio (avg)	—	—	—	3.05:1	3.05:1	3.05:1	3.05:1	3.05:1	3.05:1	3.05:1	3.05:1	3.05:1	na
Gold Grade (diluted) (g/t)	—	—	—	1.56	1.73	1.92	1.67	1.85	2.04	2.02	1.97	0.83	na
Gold Ounces (thousands)	—	—	—	260	288	316	274	303	333	330	321	81	2,506
Overall Opex ($, millions)	—	—	—	68.4	74.7	81.1	90.0	93.1	95.4	83.5	81.0	34.7	701.9
Cash Costs (3) ($/oz)	—	—	—	263.1	259.4	256.6	328.5	307.3	286.5	253.0	252.3	428.4	na
Construction Costs ($, millions)	23.80	159.80	156.40	nm	—	—	—	—	—	—	—	—	340

(1)
Base numbers in this table were derived from the Essakane Technical Report unless otherwise indicated by footnote.

(2)
Calculated by multiplying the Strip Ratio + 1.0 by Tonnes of Ore.

(3)
Calculated by dividing the Gold Ounces by the Overall Opex.

        The following capital cost estimates were used in developing the above LOM financial model:

  •
  Initial project capital cost: $340 million (plus $6.5 million contained in the on-going capital cost estimate referred to below which is in relation to mining equipment committed prior to start up), which is disbursed 7%, 47%, 46%, and <1% among Year -3, Year -2, Year -1 and Year 1, respectively.

  •
  On-going project capital cost: $17.7 million, 85% of which is disbursed over the period from Year 1 to Year 4.

  •
  Working capital: $8 million of gold-in-process inventory, which is recovered in Year 9 (the final year of operation).

  •
  Reclamation and closure costs: $12 million and $3 million, respectively, which are evenly disbursed following the end of production in Years 10 to 12.

  Mineral Resource Evaluation and Upside Potential

        Following the recommendations in the Essakane Technical Report, the Company plans to follow the mineral resource evaluation program set forth below with the objective of extending the life of the mine beyond 8.6 years:

  •
  Infill diamond core drilling with the goal of upgrading inferred resources located below the $500/oz mine design shell and nominally within the $650/oz pit shell developed by Snowden, with the objective of defining updated mineral resource and reserve estimates for a range of higher gold price assumptions and oil prices.

  •
  Infill drilling north of the May 2007 block model (described as EMZ North) with the goal of extending mineral resources that could convert to reserves at gold price assumptions of $650/oz or higher.

  •
  Exploration to define resource extensions south of the May 2007 block model.

  •
  Mapping of structural details within the surface trenches and the training of geologists and geotechnicians in grade control standards and ore spotting.

  •
  Scout drilling of depth extensions to evaluate potential for reserve growth at higher gold prices and/or selective underground stoping.

  •
  Ongoing evaluation of gold prospects on the adjacent permits and development of a business plan for such prospects.

  Net Present Value and Initial Rate of Return Analysis

        Based on a gold price assumption of $650/oz and an assumed life of mine oil price of $60/barrel, the pre-tax Essakane Project IRR (internal rate of return) is estimated to be 18.8% with a pre-tax NPV (net present value) of $257.1 million at a 5% discount rate. The Essakane Technical Report demonstrates that the Essakane Project's economics are most sensitive to gold and oil prices. A summary of projected financial results for the Essakane Project based on different sensitivities is set forth below:

Summary of Financial Results for the Project

	Case 1	Case 2	Case 3	Case 4
Gold price ($/oz)	580	460	650	720
Oil price ($/bbl)	50	40	60	80
Ounces recovered (000 oz)	2,507	2,507	2,507	2,507
Average annual production (000 oz)	292	292	292	292
Cash cost ($/oz)	298	269	321	356
Total cash cost ($/oz)	447	418	469	505
Total free carried cash cost ($/oz)	497	464	521	561
Pre-tax project IRR (%)	14.8%	5.8%	18.8%	21.5%
0% Pre-tax NPV ($ 000)	346,332	117,964	465,638	551,565
5% Pre-tax NPV ($ 000)	173,257	12,901	257,100	317,667

  Financial Analysis — Case 3 Sensitivities

        Average LOM operating costs, based on a gold price assumption of $650/oz and an assumed life of mine oil price of $60/barrel, are as follows: (i) mining: $1.43 per tonne of material mined; (ii) processing: $9.12 per tonne of ore processed; (iii) general and administrative: $1.34 per tonne of ore processed. The tables below outline a +/-10% variance analysis on Case 3 to assess the Essakane Project sensitivity to changes in capital and operating costs. The results below demonstrate that the Essakane Project is leveraged to operating costs (primarily cost of power) and less so towards capital. A $1 per barrel movement in the price of oil equates to approximately $2 per ounce change in Case 3 operating costs for the Essakane Project.

0% Pre-Tax NPV ($ 000)
Initial Capital Cost ("CAPEX")

Operating Cost ("OPEX")	90%	95%	100%	105%	110%
90%	575,110	558,107	541,104	524,100	507,097
95%	537,378	520,374	503,371	486,367	469,364
100%	499,645	482,641	465,638	448,634	431,631
105%	461,912	444,908	427,905	410,902	393,898
110%	424,179	407,176	390,172	373,169	356,165

5% Pre-Tax NPV ($ 000)
Initial CAPEX

OPEX	90%	95%	100%	105%	110%
90%	340,979	325,462	309,945	294,428	278,910
95%	314,557	299,039	283,522	268,005	252,488
100%	288,134	272,617	257,100	241,583	226,066
105%	261,712	246,195	230,678	215,160	199,643
110%	235,289	219,772	204,255	188,738	173,221

Pre-Tax IRR
Initial CAPEX

OPEX	90%	95%	100%	105%	110%
90%	24.1	22.6	21.2	19.8	18.6
95%	22.9	21.4	20.0	18.7	17.5
100%	21.6	20.2	18.8	17.6	16.4
105%	20.4	18.9	17.6	16.4	15.2
110%	19.1	17.7	16.4	15.2	14.0

        The figure below graphically shows the 0% pre-tax NPV sensitivities for Case 3.

NPV Sensitivities for Case 3 (0% Pre-Tax)

  Payback and Mine Life

        The intention of the Company is to mine and process the Essakane Project at a rate of 5.4 million tonnes per year. The expected life of the mine is 8.6 years and during this time a total of 2.51 million ounces of gold is expected to be produced with an average of 292,000 ounces per annum with peak production of 333,000 ounces in Year 6.

        The payback period for the initial capital cost of $346.5 million for the Essakane Project on a pre-tax basis is estimated to be:

  •
  Case 1: 4.2 years

  •
  Case 2: 6.1 years

  •
  Case 3: 3.7 years

  •
  Case 4: 3.1 years

  Permits

        Application for the Mining Convention (as defined below) is underway in Burkina Faso and, based on the 90 day approval process stipulated by the Burkina Faso government, is expected to be in place by the end of 2007. Prior to the development of the Essakane Project, the following four conditions must be fulfilled: (i) acceptance of the Environmental and Socio-Economic Impact Assessment ("ESIA") through a "positive notice" from the Burkina Faso Minister of Environment; (ii) grant of a Mining Convention by the Burkina Faso government; (iii) grant of the Mining Permit (as defined below) by the Burkina Faso Minister of Mines; and (iv) agreement with local populations on resettlement plans and process.

        In accordance with Burkina Faso's statutory requirements and international best practices, a completed ESIA was submitted to the Burkina Faso Minister of Environment on August 8, 2007 for acceptance. Public hearings are underway and are expected to be completed by the end of the October 2007; timelines for such hearings were delayed as a result of inclement weather in the region. Once the hearings have been completed, local stakeholders may submit their comments to the applicable officials by November 2, 2007, and within 15 days of receipt of such comments, the hearing committee must file a report to the Minister of the Environment. Within 10 days of receipt of the committee's report, the Minister of the Environment must make a binding decision in respect of the ESIA. Acceptance of the ESIA is a critical step in the delivery of a mining permit and the Essakane Project cannot proceed without it. Acceptance is expected to be obtained in the fourth quarter of 2007, provided the review process is completed within the minimum period prescribed by applicable law.

        For granting of a mining convention, the Mining Code of Burkina Faso proposes a "Standard Mining Convention" (the "Mining Convention") which acts as a stability agreement in respect of mining operations by, among other things, transferring the state-owned mineral rights to a mining company. The Mining Convention will describe the government of Burkina Faso's commitments, operational tax regime and the obligations of the Company to the government of Burkina Faso. Once executed, this Mining Convention cannot be changed without the mutual agreement of both parties. If tax law changes are promulgated, the Company can choose to adopt them (if deemed more advantageous) or stay with the current terms of the Mining Convention. The approval of the Mining Convention requires the approval of the Cabinet of the government of Burkina Faso. Typically, approval of a standard mining convention can be accomplished in a short period of time after the approval of the ESIA. Discussions have started and an initial form of the Mining Convention is to be submitted to the Minister of Mines.

        To start construction of the Essakane Project and mining, the Company's exploration permits will need to be converted into a mining permit (a "Mining Permit"). The Company is in the process of translating into French the feasibility study for the Essakane Project, which is expected to be finalized by November 2007. Once completed, the Company will submit the feasibility study to the requisite government officials. Within 15 days of receipt of the feasibility study, a committee made up of various ministry officials will convene to review the study and the Mining Permit will be issued if the committee approves the feasibility study. Typically, mining permits are issued within days following the grant of a company's mining convention. Once issued, the Mining Permit will be held by Essakane SARL (a Burkina Faso company, as required by the Mining Code of Burkina Faso), and the government of Burkina Faso will be entitled to a 10% fully carried share interest in such entity as well as a 3% net smelter royalty. The Mining Code of Burkina Faso also provides that work towards development and mining must commence within two years from the date the mining permit was granted and must conform to the feasibility study. A waiver of this time constraint may be obtained, under certain circumstances.

        The Essakane Project will likely result in the displacement of approximately 11,000 people living in 2,562 households in the Essakane Project area. An initial draft resettlement action plan (the "RAP") has been developed in consultation with the community to address the resettlement of these people. The final RAP will be completed once consultations with the affected population are concluded. The next consultation meeting is scheduled for the end of October 2007. If the RAP is approved by a majority of the population at that meeting, it can be signed by mid-November 2007. The RAP describes the policies, procedures, compensation rates, mitigation measures and schedule for resettlement. The approach to involuntary resettlement is consistent with the International Financial Corporation's performance standards on Environmental and Social Sustainability and Orezone will adopt a collaborative approach involving the Government of Burkina Faso and the affected communities. Construction of resettlement villages is expected to commence once the Mining Permit has been issued.

Bomboré Project

        The Bomboré project is located approximately 80 kilometres by paved highway east of Ouagadougou. The Company currently holds a 50% interest in the exploration permit and may increase its interest to 70% by completing a bankable feasibility study. Thereafter, the Company will have 90 days to make a cash payment of $1.0 million to increase its interest to 100%, subject to a 1% net smelter royalty payable to Channel Resources Ltd. ("Channel Resources") and Solomon Resources Limited.

        The gold mineralization at Bomboré is within the near surface oxide zone and, based on limited work completed by Channel Resources, is amenable to low cost heap leach extraction. Channel Resources completed internal resource estimates, but they have not yet been independently verified and a NI 43-101 report has not yet been prepared.

  Recent Drilling

        Over 8,000 meters of mostly RC drilling was completed in late 2006 and early 2007. A NI 43-101 resource calculation by Met-Chem has been contracted and the results are expected in the fourth quarter of 2007. By the end of June 2008, the Company expects to expend $4 million on infill resource definition drilling at the Bomboré project.

        The foregoing has been reviewed and verified by the President of the Company, Pascal Marquis, a "qualified person" for the purposes of NI 43-101.

Séga Project

        The Séga project is located in the north central part of Burkina Faso, approximately 120 kilometres northwest of Ouagadougou. Following the expiry of the original permit in January 2007, an application was submitted for a new 124 square kilometre permit that covers the most prospective portion of the original permit. The new permit, called Tiba, was granted in March 2007 by the government of Burkina Faso.

        A NI 43-101 technical report entitled "Technical Report on Mineral Resource Estimation of the Séga (Tiba) Gold Project" dated October 2007 was prepared by Met-Chem Canada Inc. ("Met-Chem"), a copy of which can be found electronically at www.sedar.com. Each of the authors of such report, Yves Buro and Guy Saucier is a "qualified person" for purposes of NI 43-101. The table below provides the Met-Chem October 2007 resource estimate at the Séga project above a 0.50 g/t Au cut-off grade.

Séga Gold Project — Mineral Resources(1)

Classification	Tonnage (Tonnes)	Gold Grade (g/t)	Contained Gold (oz)

Indicated	7,150,000	1.94	446,000

Inferred	1,320,000	1.50	64,000

(1)
Mineral resources which are not mineral reserves do not have demonstrated economic viability.

        The Company signed a series of option agreements with five separate owners holding exploration permits around the Company's Tiba and Namasa permits. The permits under option cover an aggregated area of 854 square kilometres, which brings the area controlled by Orezone in the region to 1,167 square kilometres. Orezone can earn an interest of up to 100% on two permits, and up to 99.5% on the remaining permits by making annual payments to the current owners, by funding and executing exploration programs during the option period, and by buying back a residual NSR. Should these exploration permits be converted to mining permits, the government of Burkina Faso will be entitled to a 10% fully carried share interest of the holding company of such permits as well as a 3% net smelter royalty. See "The Essakane Project — Permits".

  Recent Drilling

        During the first three quarters of 2007 Orezone completed 11,098 meters of RC drilling, including 3,067 meters of definition drilling on the Tiba permit and 8,031 meters of reconnaissance drilling on neighbouring permits to the southwest along the Zouma trend. Orezone also completed 4,066 meters of core drilling, including 3,416 meters of definition drilling on the Tiba permit and 650 meters of reconnaissance drilling that focused on the main gold occurrences along the Zouma trend, i.e. Roba East and Zouma prospects where significant mineralization was intersected by channel samples and RC drill holes.

        Definition and scout drilling continue on the Séga project with a fall 2007 budget of approximately 12,000 meters of RC drilling and 8,000 meters of RAB drilling. By the end of June 2008, the Company expects to expend $4 million on resource definition drilling at the Séga project.

        The foregoing has been reviewed and verified by the President of the Company, Pascal Marquis, a "qualified person" for the purposes of NI 43-101.

Bondi Project

        The Bondi project is located approximately 275 kilometres southwest of the capital, Ouagadougou. The Bondi project area is comprised of the Djarkadougou, Poyo, Nicéo, Nabere and Tankiédougou permits which total approximately 924 square kilometres and are held 100% by Orezone Inc. Each of the Nabere and Tankiédougou permits were granted in 2005 and can be renewed for two additional three-year tenures in 2008 and 2011. Each of the Djarkadougou and Nicéo permits were granted in 2006 and can be renewed for two additional three-year tenures in 2009 and 2012, whereas Poyo can be renewed for an ultimate three year tenure in 2009.

        A NI 43-101 technical report entitled "Mineral Resource Estimation of the Bondi Gold Project" dated November 2004 was prepared by Met-Chem, a copy of which can be found electronically at www.sedar.com. The author of such report, Guy Saucier, is a "qualified person" for purposes of NI 43-101. The resource estimation was conducted using thirty-two (32) geological cross-sections spaced at 25 meters. The table below provides the Met-Chem November 2004 resource estimate for the Bondi project above a 0.50 g/t Au cut-off grade.

Bondi Gold Project — Mineral Resources(1)

Classification	Tonnage (Tonnes)	Gold Grade (g/t)	Contained Gold (oz)

Indicated	1,761,822	2.88	163,134

Inferred	446,378	2.41	34,587

(1)
Mineral resources which are not mineral reserves do not have demonstrated economic viability.

  Recent Drilling

        Reconnaissance and definition drilling was completed in 2007 along the entire structure with special emphasis on the northern and southern ends where new zones were found and defined. A new NI 43-101 technical report that will include all the work completed between June 2004 and May 2007 at the Bondi project is scheduled to be complete by year end. By the end of June 2008, the Company expects to expend $600,000 on scout and resource drilling at the Bondi project.

        The foregoing has been reviewed and verified by the President of the Company, Pascal Marquis, a "qualified person" for the purposes of NI 43-101.

RECENT DEVELOPMENTS

Acquisition Agreement

        The following description of certain material provisions of the Share Purchase Agreement (as defined below) is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Share Purchase Agreement, a copy of which was filed on SEDAR and with the SEC on October 22, 2007.

        On October 10, 2007, OEI, a wholly owned subsidiary of the Company, and the Company entered into a share purchase agreement (the "Share Purchase Agreement") with Orogen and Gold Fields (Orogen and Gold Fields, collectively, the "Vendors") pursuant to which OEI agreed to purchase all of the shares of Essakane (BVI) Limited ("Essakane BVI") held by Gold Fields, representing its 60% interest in Essakane BVI, and all of the issued and outstanding ordinary shares in the capital of Gold Fields Burkina Faso SARL (collectively, the "GFL Interest").

        Pursuant to the Share Purchase Agreement, the Vendors granted OEI the right to obtain financing and close the transaction within thirty-six (36) days of October 10, 2007. However, pursuant to letter agreements between the Vendors and OEI dated October 31, 2007, November 13, 2007 and November 16, 2007 (the "Amendments") the Vendors granted OEI an extension to close the transaction by November 26, 2007.

        After giving effect to the Acquisition and the grant of the Mining Permit, Orezone will indirectly own 100% of the Essakane Project, subject to the Burkina Faso government's 10% carried interest in Essakane SARL and the 3% net smelter royalty.

  Purchase Price

        The total purchase price for the GFL Interest, as described herein, is up to $200 million (the "Purchase Price") of which: (i) $150 million may be paid in cash of which $21,962,845 is to be allocated to repayment of the pre-existing loan from Orogen to Gold Fields Burkina Faso SARL (the "Manager"); and (ii) the remaining $50 million may be paid in common shares of the Company (the "Securities Option"). An additional $5 million (the "Bonus") will be paid in the event of a change of control of the Company, or the sale of all or substantially all of the assets of Essakane BVI, within 12 months of October 10, 2007 (unless the Company has completed one or more debt or equity financings including the Offering, which have raised aggregate net proceeds of at least $300 million). In the alternative, the Purchase Price may be paid by OEI, in its sole discretion, by way of $200 million in cash of which $21,962,845 is to be allocated to repayment of the pre-existing loan from Orogen to the Manager (the "Cash Option"). In either instance the Vendors will be entitled to the Bonus under the circumstances outlined above. On November 15, 2007 OEI provided written notice to the Vendors, pursuant to the Share Purchase Agreement and Amendments, that the Securities Option is being elected by OEI. The securities issued to the Vendors will be subject to both a lock-up agreement and a registration rights agreement.

        Pursuant to the Securities Option, Gold Fields has agreed to enter into a lock-up and support agreement and a registration rights agreement with the Company. Pursuant to the lock-up agreement, among other things, for six months after the issuance of the securities issued to it pursuant to the Securities Option (the "Consideration Securities") (the end of such period, the "Expiration Date") Gold Fields will vote the Consideration Securities in accordance with any recommendations or proposals of the Company's board of directors in respect of the nomination or election of directors and the appointment and remuneration of auditors. Further, prior to the Expiration Date, Gold Fields shall not transfer any Consideration Securities without the prior consent of the Company except in certain circumstances including, but not limited, to a change of control involving the Company.

        As long as Gold Fields and any permitted transferee collectively beneficially hold Consideration Securities carrying 2% or more of the voting securities of the Company and these entities wish to sell any Consideration Securities by way of a private placement or on the stock exchange to a third party, such entities will provide the Company with a right of first refusal to identify other purchasers who are prepared to buy the securities at a price not lower than that offered by Gold Fields or its permitted transferee.

        Pursuant to the registration rights agreement, the Company agrees to provide notice to Gold Fields of any proposal to qualify for distribution any of the Company's common shares and shall include those Consideration

Securities Gold Fields has requested to be included in such qualification. Gold Fields' participation in the distribution is subject to, among other things, Gold Fields bearing its proportionate share of the selling commission and the number of the Consideration Securities to be sold not exceeding the maximum offering size after first taking into account the common shares the Company wishes to distribute (if the distribution is underwritten).

  Representations and Warranties

        Under the Share Purchase Agreement, the parties have made various representations and warranties that are customary for this type of transaction. The Vendors' representations and warranties relate to, among other things, absence of a material change in or effect on the financial condition of Essakane BVI or the Manager, absence of undisclosed liabilities, absence of litigation that could have a material adverse effect on Essakane BVI or the Manager, absence of unpaid taxes, certain financial matters, compliance with laws, capitalization of Essakane BVI or the Manager and the absence of bankruptcy or liquidation proceedings against the Vendors, Essakane BVI, or the Manager. The Vendors represented that the liabilities of Essakane BVI and the Manager since the date of their most recent balance sheet do not exceed $15 million in the aggregate. The Vendors have also acknowledged to OEI and the Company that there are restrictions under applicable laws on Gold Fields' ability to resell the Consideration Securities, and it is the responsibility of Gold Fields to find out what these restrictions are and comply with them. The representations and warranties of the Vendors generally survive for 12 months following the closing of the transaction, except that (i) any representations or warranties that prove to be false as a result of any fraudulent misrepresentations shall survive for a period of five years; (ii) the representations and warranties relating to tax matters continue in full force and effect for such period after the closing of the Acquisition that is six months after the end of period during which any assessment or reassessment for any tax can be made against Essakane BVI or the Manager; and (iii) the covenants of OEI and the Company that have not been fully performed on or prior to the closing of the Acquisition shall continue in full force for a period of five years.

  Covenants

        The parties to the Share Purchase Agreement have made customary covenants relating to the closing of the transaction and related matters. In particular, between October 10, 2007 and the closing of the Acquisition (the "Interim Period"), Gold Fields has agreed to use commercially reasonable efforts to ensure that the Manager operates the Essakane Project in accordance with the current governing agreements and understandings. In addition, the Share Purchase Agreement imposes obligations on the Vendors to ensure that certain acts or matters will not occur in relation to Essakane BVI, the Manager, or the assets thereof, during the Interim Period, including, among other things: (i) any disposal of any material asset; (ii) any declaration or authorization of a dividend; (iii) any creation or grant of a lien over the assets of Essakane BVI or the Manager; (iv) the making of any loan; (v) any modification, amendment or cancellation of any material contract; and (vi) the making of expenditures or incurring of liabilities in excess of the budget for the Essakane Project.

  Indemnities

        Pursuant to the Share Purchase Agreement, (a) the Vendors, subject to certain limits, have agreed to indemnify and save harmless OEI, the Company, Essakane BVI and the Manager, and (b) OEI and the Company, subject to certain limits, have agreed to indemnify and save harmless the Vendors, from and against all losses directly or indirectly suffered resulting from any breach of any of their respective covenants contained in the Share Purchase Agreement or from any inaccuracy or misrepresentation of its representations or warranties set forth in the Share Purchase Agreement at any time that such covenant, representation or warranty, as the case may be, is in effect. The Vendors, the Company or OEI, as the case may be, will only be obligated to indemnify the other party when the aggregate of all such losses exceeds $2 million. However, when such threshold is exceeded, the indemnity will apply in respect of all such claimed amounts. The aggregate liability of the Vendors shall not exceed the Purchase Price and the aggregate liability of OEI and the Company shall not exceed $50 million (under the Securities Option) or $7.5 million (had the Cash Option been elected). Neither any of the Vendors nor OEI or the Company has any liability for, or obligation with respect to, any special, indirect, consequential, punitive or aggravated damages, including damages for lost profit, damages based on multiples of earnings, EBITDA, cash flow or other metrics or projections, provided that for greater certainty third party claims will not be considered claims for special, indirect, consequential, punitive or aggravated damages even if such third party claims itself is a claim for special, indirect, consequential, punitive or aggravated damages.

  Closing Conditions

        Under the Share Purchase Agreement, the obligations of a party to close are subject to certain conditions. These include: (i) the truth and correctness in all material respects of the other party's representations and warranties; (ii) compliance by the other party with, and performance by the other party of, its terms, covenants and conditions under the Share Purchase Agreement; (iii) obtaining stipulated governmental approvals; (iv) the Company having closed a private or public offering of securities, resulting in net proceeds of at least $150 million; (v) the absence of an event, circumstance, effect, change or condition that would reasonably be expected to have a material adverse effect on Essakane BVI or the Manager; (vi) each current director or officer of Essakane BVI and the Manager releasing each of Essakane BVI and the Manager of any claims that such director or officer may have in respect of bonus, remuneration, benefits or other monetary obligations owing or accruing to such director or officer by Essakane BVI or the Manager; (viii) all directors and officers of Essakane BVI and the Manager nominated by the Vendors shall have resigned; (ix) all necessary steps and proceeds shall have been taken to permit the purchased shares to be duly and regularly transferred to and registered in the name of OEI; and (x) the receipt of customary legal opinions.

        The regulatory approvals that must be obtained prior to closing comprise: (a) approval of the Exchange Control Department of the South African Reserve Bank to be obtained by the Vendors; and (b) approval of the TSX and AMEX to be obtained by the Company. The closing of the transaction must occur prior to 5:00 p.m. (Toronto time) on that date which is one business day following the financial close of the Offering, unless extended by mutual agreement. The closing must not violate any applicable order, decree or judgment of any government authority. The parties expect the closing to occur by November 26, 2007. If closing has not occurred by November 26, 2007, the Vendors may elect to terminate the Share Purchase Agreement.

  Benefits of the Acquisition

        The key benefits of the Acquisition include the following:

  •
  A 150% increase in the Company's gold reserves (based on increasing the Company's proportionate mineral reserve base by acquiring the GFL Interest, which is subject to the Burkina Faso government's 10% carried interest and 3% net smelter royalty).

  •
  A 109% increase in the Company's gold resources (based on increasing the Company's proportionate indicated mineral resource base (at a 0.5 g/t cut-off) by acquiring the GFL Interest, which is subject to the Burkina Faso government's 10% carried interest and 3% net smelter royalty). Mineral resources are inclusive of mineral reserves.

  •
  The Acquisition is accretive with respect to both the Company's reserves and resources per share, expected production per share, and net asset value per share.

  •
  Increased exposure to movements in the gold price.

  •
  A larger and stronger asset base from which the Company will be better positioned for long-term internal growth and regional consolidation opportunities.

        The increase in the gold reserves and gold resources above are calculated without using the $650/oz pit shell constraint. These numbers are derived from the Essakane Technical Report.

Officers and Directors

        On September 11, 2007, the Company announced the promotion of Mr. Pascal Marquis from Vice President Exploration to President.

        On September 11, 2007, the Company announced the appointment of Mr. Stephen (Steve) King from Vice President, Technical Services to Vice President, Exploration. The Company also announced Mr. Neil Marotta's resignation from the position of Vice President, Corporate Finance.

        On October 22, 2007, the Company announced that Mr. Neil Marotta returned to the position of Vice President Corporate Finance and Development and that Mr. Louis Gignac was appointed Project Executive for the development of the Essakane Project. Mr. Gignac previously served as the President, CEO and Director of Cambior Inc. from 1986 to 2006 and has also held management positions with Falconbridge Copper Company and Exxon Minerals. Mr. Gignac has a doctorate in mining engineering from the University of Missouri-Rolla, a master's degree in mineral engineering from the University of Minnesota, and a bachelor's degree in mining engineering from Laval University. Mr. Gignac is a member of the Canadian Institute of Mining, Metallurgy and Petroleum and the Ordre des ingénieurs du Québec. In addition, Ms. Jimena Martinez has taken over the position of Chief Financial Officer from Mr. Bryan Tokarsky. A Chartered Accountant, Ms. Martinez has twenty years of financial accounting and management experience in a variety of industries.

USE OF PROCEEDS

        The estimated net proceeds of the Offering and Concurrent Private Placement, after deducting the Underwriters' Fee and the expenses of the Offering, will be approximately $190 million. The Company intends to use the net proceeds of the Offering and Concurrent Private Placement for the Acquisition and to finance exploration and potential development activities on the Essakane Project as well as on its other wholly owned properties, and for general corporate purposes.

Acquisition of GFL Interest	$150 million
Development of Essakane Project	$35 million
General Corporate Purposes	$5 million

Total	$190 million

        The Company's actual use of the net proceeds may vary depending on the Company's operating and capital needs from time to time. There may be circumstances where for sound business reasons, a reallocation of funds may be necessary.

PLAN OF DISTRIBUTION

The Offering

        Pursuant to an underwriting agreement dated November 16, 2007 among the Company and the Underwriters (the "Underwriting Agreement"), the Company has agreed to sell and the Underwriters have agreed to purchase, on November 26, 2007, or on such other date as may be agreed upon by the Company and the Underwriters, the Offered Shares at a price of $1.20 per Offered Share (the "Offering Price"). The Offering Price was determined by negotiation between the Company and the Underwriters.

        The obligations of the Underwriters under the Underwriting Agreement are conditional and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events, including: (i) the failure of the Acquisition and Offering to close concurrently; or (ii) the determination by the Company that it does not intend to proceed with the Acquisition. In addition, the obligations of the Underwriters under the Underwriting Agreement are subject to a number of conditions precedent including, without limitation, that no material provisions of the SPA have been amended or waived without the prior consent of the Underwriters. The Underwriters are, however, severally obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement.

        In consideration for their services in connection with the Offering, the Company has agreed to pay the Underwriters a fee equal to 4.75% of the gross proceeds of the Offering. The Company has also agreed to reimburse the Underwriters for their reasonable, documented out of pocket costs and legal fees and disbursements incurred in connection with the Offering.

        The Underwriters propose to offer the Offered Shares initially at the Offering Price set forth on the cover page of this short form prospectus. After the Underwriters have made reasonable efforts to sell all the Offered Shares by this short form prospectus at such price, the offering price may be decreased, and further changed from time to time to an amount not greater than the Offering Price. The compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to the Company.

        The Company has also granted to the Underwriters the Over-Allotment Option, exercisable in whole or in part at any time until the close of business on the date which is 30 days after the Offering Closing Date, to purchase on the same terms, and at the same price, 23,130,000 additional Offered Shares, solely to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total "Price to the Public", "Underwriters' Fee" and "Proceeds to the Company" will be $212,796,000, $10,107,810 and $202,688,190, respectively. This short form prospectus also qualifies the grant of the Over-Allotment Option and the distribution of the Additional Shares to be sold or issued upon exercise of the Over-Allotment Option.

        During a period ending 90 days following the Offering Closing Date, the Company has agreed, subject to certain exceptions, that it will not directly or indirectly issue any common shares or securities or other financial instruments convertible into or having the right to acquire common shares, or enter into any agreement or arrangement under which it can acquire or transfer to another, in whole or in part, any of the economic consequences of ownership of common shares or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so, without the prior written consent of the Underwriters, such consent not to be unreasonably withheld.

        MinQuest has agreed with Orezone that Orezone will, concurrently with the Offering, complete a private placement with MinQuest. Paul Carmel, a director of Orezone, has a 51% participation in the share capital of the general partner of MinQuest. Minquest will purchase on a "private placement" basis, 12,500,000 common shares of the Company at the same price as Offered Shares for gross proceeds to the Company of U.S.$15,000,000. Closing of the Offering and Concurrent Private Placement will each be conditional upon closing the other. No commission or other fee will be paid to the Underwriters in connection with the sale of common shares of Orezone pursuant to the Concurrent Private Placement. This short form prospectus does not qualify the distribution of the common shares issued pursuant to the Concurrent Private Placement and such shares will be subject to a statutory hold period. Following completion of the Offering, the Acquisition and the Concurrent Private Placement, MinQuest will hold approximately 4% of the issued and outstanding common shares of Orezone.

        The TSX has conditionally approved the listing of the Offered Shares. Listing will be subject to the Company fulfilling all the listing requirements of the TSX on or before January 24, 2008.

        Pursuant to rules and policy statements of the Ontario Securities Commission, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase common shares of the Company for their own account or for accounts over which they exercise control or direction. The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of the common shares of the Company. Such exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by Market Regulation Services Inc. relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing and applicable laws in connection with the Offering, the Underwriters may over-allot common shares or effect transactions intended to stabilize or maintain the market price of the common shares of the Company at a higher level than that which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

        The rules of the SEC may limit the ability of the Underwriters to bid for or purchase common shares before the distribution of Offered Shares is completed. However, the Underwriters may engage in the following activities in accordance with these rules:

  •
  Stabilizing transactions permit bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum;

  •
  Over-allotment transactions involve sales by the Underwriters of common shares in excess of the number of common shares the Underwriters are obligated to purchase, which creates a syndicate short position. The Underwriters may close out any short position by purchasing common shares in the open market; and

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of the common shares, and may cause the price of the common shares to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the AMEX, the TSX or otherwise and, if commenced, may be discontinued at any time.

        The Company has agreed to file a registration statement on Form F-10 with the SEC pursuant to the multi-jurisdictional disclosure system to register the offering of the common shares in the United States. It is a condition of closing of the Offering that such registration statement will have been declared effective by the SEC.

        The Offering is being made concurrently in all of the provinces and territories of Canada except Québec and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. The Offered Shares will be offered in the United States and Canada through the Underwriters directly or through their respective U.S. broker-dealer affiliates registered in each jurisdiction, as applicable. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and Canadian securities legislation in certain circumstances, or to contribute to payments the Underwriters may be required to make because of such liabilities.

CONSOLIDATED CAPITALIZATION AND SHARE CAPITAL

        The following table sets forth the consolidated capitalization of the Company as at September 30, 2007, and at September 30, 2007 after giving effect to the Offering, Concurrent Private Placement and Acquisition. See "Use of Proceeds". This table should be read in conjunction with the Company's audited and unaudited consolidated financial statements and related notes thereto incorporated by reference in this short form prospectus.

Designation	As at September 30, 2007	As at September 30, 2007, after giving effect to the Acquisition, Concurrent Private Placement and Offering(1)
Common Shares	$62,970,078	$254,220,678
(authorized: unlimited; issued and outstanding)	(133,715,441 common shares outstanding)	(342,082,211 common shares outstanding)
Contributed Surplus	$3,109,682	$3,109,682
Accumulated Other Comprehensive Income	$1,088,992	$1,088,992
Accumulated Deficit	$(16,651,695)	$(16,651,695)

Total Shareholders' Equity	$50,517,057	$241,767,657

Note:

(1)
After deducting the Underwriters' Fee and expenses of the Offering and assuming the Over-Allotment Option has not been exercised.

DESCRIPTION OF THE SECURITIES DISTRIBUTED

        The Offering consists of 154,200,000 Offered Shares (177,330,000 Offered Shares if the Over-Allotment Option is exercised in full), which are common shares of the Company. The authorized capital of the Company consists of an unlimited number of common shares. As of November 15, 2007, there were 133,715,441 common shares of the Company issued and outstanding.

        Holders of common shares are entitled to receive notice of, attend and vote at all meetings of the shareholders of the Company. Each common share carries the right to one vote in person or by proxy at all shareholder meetings of the Company. The holders of common shares are entitled to receive dividends as and when declared by the board of directors of the Company and, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, are entitled to receive the remaining property of the Company in the event of liquidation, dissolution or winding-up of the Company.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Stikeman Elliott LLP, counsel to Orezone, and Cassels Brock & Blackwell LLP, counsel to the Underwriters ("Counsel"), the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to the holding and disposition of common shares by a holder who acquires common shares in the Offering, and who at all relevant times for purposes of the Tax Act, deals at arm's length with and is not affiliated with Orezone, the Underwriters or a subsequent purchaser of the common shares and acquires and holds the common shares as capital property. Generally, the common shares will be considered to be capital property to a holder provided that the holder does not use the common shares in the course of carrying on a business and such holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

        This summary is not applicable to (i) a holder that is a "financial institution" (as defined in the Tax Act for the purposes of the market-to-market rules) or a "specified financial institution", (ii) a holder, an interest in which is a "tax shelter investment" for the purposes of the Tax Act, (iii) a holder who is an "authorized foreign bank" (as defined in the Tax Act); or (iv) a holder to whom the foreign currency reporting proposal contained in proposed subsection 261(4) of the Tax Act applies. Such holders should consult their own tax advisors with respect to an investment in common shares.

        This summary is based on the current provisions of the Tax Act and the regulations thereunder in force at the date hereof, all specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and Counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency ("CRA") prior to the date hereof. While this summary assumes that the Tax Proposals will be enacted as currently proposed, no assurance can be given in this respect.

        This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for any Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the administrative and assessing practices of the CRA. This summary does not take into account provincial, territorial, U.S. or other foreign income tax legislation considerations, which may differ significantly from those discussed herein. Provisions of provincial income tax legislation vary from province to province in Canada and may differ from Canadian federal income tax legislation.

        This summary is of a general nature only and is not intended as legal or tax advice to any particular holder of common shares and should not be so construed. The tax consequences to any particular holder will vary according to that holder's particular circumstances. Each holder should consult the holder's own tax advisors with respect to the tax consequences applicable to the holder's own particular circumstances.

        Pursuant to the Tax Proposals, amounts denominated in United States dollars must be converted to an amount expressed in Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the day in which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Shareholders Resident in Canada

        The following summary is generally applicable to a holder who, for purposes of the Tax Act and at all relevant times, is resident or deemed to be resident in Canada (a "Canadian Holder").

        Certain Canadian Holders may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Tax Act to have their common shares, and every other "Canadian security" (as defined in the Tax Act) owned by such Canadian Holder in the taxation year of the election and in all subsequent years deemed to be capital property. Canadian Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) is available and/or advisable in their particular circumstances.

Dividends

        Dividends received or deemed to be received on the common shares by a Canadian Holder who is an individual (other than certain trusts) will be required to be included in computing the Canadian Holder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by an individual from taxable Canadian corporations. An enhanced dividend tax credit is available in respect of "eligible dividends" designated by Orezone to a Canadian Holder. There may be limitations on the ability of Orezone to designate dividends as eligible dividends. Taxable dividends received by a Canadian Holder that is an individual (other than certain specified trusts) may give rise to alternative minimum tax under the Tax Act, depending on the individual's circumstances.

        Dividends on the common shares received or deemed to be received by a Canadian Holder that is a corporation will be included in income and normally will be deductible in computing such corporation's taxable income. A Canadian Holder that is a "private corporation" or a "subject corporation", as such terms are defined in the Tax Act, may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the common shares to the extent that such dividends are deductible in computing the Canadian Holder's taxable income.

Dispositions

        A disposition, or a deemed disposition, of a common share by a Canadian Holder generally will give rise to a capital gain (or a capital loss) in the taxation year of disposition equal to the amount by which the proceeds of disposition of the common share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the common share to the Canadian Holder. For this purpose, the adjusted cost base to a Canadian Holder of a common share at any particular time will be determined by averaging the cost of that common share with the adjusted cost base of all common shares held as capital property at that time by the Canadian Holder.

        Generally, one-half of any capital gain realized by a Canadian Holder in a taxation year must be included in computing the Canadian Holder's income for such year (a "taxable capital gain") and one-half of any capital loss realized by a Canadian Holder in a taxation year (an "allowable capital loss") may be deducted from the Canadian Holder's taxable capital gains realized in that year in accordance with the rules in the Tax Act. Any unused allowable capital losses may be applied to reduce net taxable capital gains realized in the three preceding taxation years or any subsequent taxation year, subject to various detailed provisions of the Tax Act.

        The amount of any capital loss realized on the disposition or deemed disposition of common shares by a Canadian Holder that is a corporation may be reduced by the amount of dividends previously received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstances described in the Tax Act. Analogous rules may apply where a Canadian Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns such shares.

        A Canadian Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year (which is defined in the Tax Act to include an amount in respect of taxable capital gains but not dividends or deemed dividends deductible in computing taxable income).

        Capital gains realized by a Canadian Holder that is an individual (other than certain trusts) may be subject to alternative minimum tax in respect of realized capital gains.

Shareholders Not Resident in Canada

        The following summary is generally applicable to a holder who, for the purposes of the Tax Act and at all relevant times, is not resident or deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold, common shares in connection with carrying on a business in Canada (a "Non-Resident Shareholder"). Special rules not discussed in this summary may apply to a non-resident insurer carrying on an insurance business in Canada and elsewhere, and any such insurers should consult their own tax advisors.

Dividends

        Any amount that is paid or credited, or is deemed to be paid or credited, to a Non-Resident Shareholder as, on account or in lieu of, or in satisfaction of a dividend on the common shares will be subject to Canadian withholding tax at the rate of 25%, subject to reduction under an applicable income tax treaty or convention.

Dispositions

        A Non-Resident Shareholder who disposes of common shares will not be subject to income tax under the Tax Act in respect of any capital gain realized on the disposition of such common shares provided the common shares are not "taxable Canadian property" (as defined in the Tax Act) to the Non-Resident Shareholder at the time of disposition.

        Generally, common shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided that (a) the common shares are listed on a prescribed stock exchange (which currently includes the TSX and the AMEX) at that time, or following implementation of proposed amendments to the Tax Act, on a "designated stock exchange" (which is currently proposed to include the TSX and AMEX), and (b) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm's length, or the Non-Resident Shareholder together with all such persons, has not owned 25% or more of the shares of any class or series of the Company at any time during the 60 month period that ends at that time. Certain provisions of the Tax Act could deem common shares to be taxable Canadian property in the hands of a Non-Resident Shareholder. Even if the common shares are taxable Canadian property to a Non-Resident Shareholder, any capital gain realized upon the disposition or deemed disposition thereof may not be subject to tax under the Tax Act if such gain is exempt from tax pursuant to the provisions of an applicable income tax treaty or convention. Non-Resident Shareholders should consult their own tax advisors with respect to the availability of any relief under the terms of an applicable income tax treaty or convention in their particular circumstances.

        In the event that the common shares constitute taxable Canadian property to a Non-Resident Shareholder and a capital gain that is realized upon a disposition of such common shares is not exempt from Canadian tax by virtue of an applicable income tax treaty or convention, then, in such circumstances, the tax consequences as described above under "Shareholders Resident in Canada" will generally apply. Such Non-Resident Shareholders whose common shares are taxable Canadian property should consult their own tax advisors in this regard.

U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the anticipated material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired in this Offering.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the acquisition, ownership, and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of common shares.

Scope of this Disclosure

Authorities

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the Internal Revenue Service ("IRS"), published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of common shares acquired in this Offering that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

        For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of common shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares to non-U.S. Holders. Accordingly, a non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) of the acquisition, ownership, and disposition of common shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold common shares other than as a capital asset within the meaning of Section 1221 of the Code; (i) U.S. expatriates or former long-term residents of the U.S.; or (j) U.S. Holders that own, directly or indirectly, 10% or more, by voting power or value, of the outstanding shares of the Company. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of common shares.

        If an entity that is classified as a partnership (or "pass-through" entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such partnership (or "pass-through" entity) and the partners of such partnership (or owners of such "pass-through" entity) generally will depend on the activities of the partnership (or "pass-through" entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (or owners of "pass-through" entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

        This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition, ownership, and disposition of common shares.

Passive Foreign Investment Company Rules

        Based on the Company's expected income and assets and financial projections, the Company expects that it and certain of its subsidiaries will be treated as passive foreign investment companies ("PFICs") for U.S. federal income tax purposes for the current taxable year and it is likely that the Company and certain of its subsidiaries will be treated as PFICs in future taxable years. However, the Company's PFIC status and the PFIC status of each of its subsidiaries for any given taxable year will not be determined until the end of each taxable year.

        In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. In computing the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation.

        Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of the Company's subsidiaries which are PFICs (such subsidiaries referred to as "lower-tier PFICs"), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a lower-tier PFIC and (ii) a disposition of shares of a lower-tier PFIC, both as if the holder directly held the shares of such lower-tier PFIC.

        If an entity is treated as a PFIC for any taxable year during which a U.S. Holder holds (or, is deemed to hold) its shares, the holder will be subject to adverse U.S. federal income tax rules. In general, upon a disposition of shares in a PFIC by a U.S. Holder (including an indirect disposition of shares of a lower-tier PFIC), including, under certain circumstances, a constructive disposition, gain recognized or deemed recognized by the holder would be allocated ratably over the holder's holding period for the shares. The amounts allocated to the taxable year of disposition and to years before the entity became a PFIC, if any, would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for such taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. Further, any distribution in respect of shares of a PFIC (or a distribution by a lower-tier PFIC to its shareholder that is deemed to be received by a U.S. Holder) in excess of 125% of the average of the annual distributions on such shares received or deemed to be received during the preceding three years or the holder's holding period, whichever is shorter, would be subject to taxation as described above.

        To avoid the foregoing rules a U.S. Holder can make a QEF Election under the Code for each PFIC in the first taxable year that such entity is treated as a PFIC with respect to the holder. A U.S. Holder would make a QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to the holder's timely filed U.S. federal income tax return. In order for the QEF Election to apply to the Company and each lower-tier PFIC, a separate QEF Election must be made for each entity.

        The Company has agreed to comply with all reporting requirements necessary for a U.S. Holder to make a QEF Election with respect to the Company and each lower-tier PFIC in which the Company owns more than 50% of such lower-tier PFIC's total aggregate voting power and will, promptly following the end of each taxable year, provide to a U.S. Holder upon its written request the information necessary for such elections. The QEF Election information will include a U.S. Holder's pro rata share of the ordinary earnings and net capital gain for the taxable year for each PFIC for which such information is provided. In addition, the Company has agreed to provide with such QEF Election information notification of the creation or acquisition of any lower-tier PFIC in which the Company owns more than 50% of such lower-tier PFIC's total aggregate voting power that occurred during such taxable year and the information necessary for U.S. Holders to make QEF Elections with respect to each such entity. Because the Company does not currently own more than 50% of the aggregate voting power of one or more lower-tier PFICs and may acquire less than 50% of the aggregate voting power of one or more lower-tier PFICs in the future, U.S. Holders will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to the stock of such companies.

        If a U.S. Holder makes a timely and effective QEF Election with respect to a PFIC, the holder will be currently taxable on its pro rata share of the PFIC's ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If a U.S. Holder makes a QEF Election with respect to the Company, any distributions paid by the Company out of its earnings and profits which were previously included in the holder's income under the QEF Election would not be taxable to the holder. A U.S. Holder will increase its tax basis in its common shares in an amount equal to any income included under the QEF Elections and will decrease its tax basis by any amount distributed on the common shares which is not included in the holder's income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of common shares in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the common shares, as determined in U.S. dollars. U.S. Holders should note that if they make QEF Elections with respect to the Company and lower-tier PFICs, the holders may be required to pay U.S. federal income tax with respect to their common shares for any taxable year significantly in excess of any cash distributions received on the common shares for such taxable year. U.S. Holders should consult their own tax advisors concerning the wisdom of making QEF Elections in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of making QEF elections when the Company has lower-tier PFICs for which such election is not available.

        A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, the Company or one of its lower-tier PFICs ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which the Company is not a PFIC. Accordingly, if the Company or one of its lower-tier PFICs becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which the Company qualifies as a PFIC. In addition, the QEF Election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder's direct and indirect interest in the common shares. Accordingly, if such U.S. Holder reacquires an interest in the Company, such U.S. Holder will be subject to the QEF rules described above for each taxable year in which the Company is a PFIC.

        Alternatively, as long as the common shares are treated "regularly traded" on a "qualified exchange," a U.S. Holder may make a mark-to-market election with respect to the common shares (but not the shares of any lower-tier PFICs), which may help mitigate the adverse tax consequences resulting from our status as a PFIC (but not that of any lower-tier PFICs). The common shares will be treated as "regularly traded" in any calendar year in which more than a de minimis quantity of common shares are traded on a qualified exchange on at least 15 days during each calendar quarter. A "qualified exchange" includes, in addition to certain U.S. exchanges, a foreign exchange that is regulated by a governmental authority in which the exchange is located and with respect to which certain other requirements are met. The common shares are expected to be traded on the TSX and Amex, both of which are "qualified exchanges".

        If a U.S. Holder makes the mark-to-market election with respect to the common shares, for each year in which the Company is a PFIC, the holder will generally include as ordinary income the excess, if any, of the fair market value of the common shares at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of the common shares or over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder's tax basis in the common shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of common shares will be treated as U.S.-source ordinary income.

        A mark-to-market election applies to the taxable year in which such mark-to-market election is made and to each subsequent taxable year, unless the common shares cease to be "marketable stock" or the IRS consents to revocation of such election. U.S. Holders should consult their own tax advisors regarding the availability and advisability of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their common shares when the Company has lower-tier PFICs for which such election is not available.

        If a U.S. Holder owns common shares during any year in which the Company is a PFIC, the holder must file a separate IRS Form 8621 with respect to the Company and each lower-tier PFIC. The Company urges U.S. Holders to consult their own tax advisors concerning the PFIC status of the Company and its subsidiaries, and the tax considerations relevant to an investment in a PFIC, including the availability and consequences of making the elections discussed above.

        The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

Taxation of Distributions

        Subject to the PFIC rules described above, distributions paid on common shares (and distributions deemed received from lower-tier PFICs), other than certain pro rata distributions of common shares, will be treated as foreign-source dividend income to the extent paid out of the our (or a lower-tier PFIC's) current or accumulated earnings and profits for U.S. federal income tax purposes. The dividend will not be eligible for the dividends-received deduction generally allowed to corporate U.S. Holders or for the reduced rates of taxation applicable to dividends paid by certain foreign corporations to certain non-corporate U.S. Holders.

        Dividends paid in Canadian dollars will be included in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the U.S. Holder actually or constructively receives the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, the U.S. Holder generally should not recognize foreign currency gain or loss in respect of the dividend. A U.S. Holder may have foreign currency gain or loss if the holder does not convert the amount of such dividend into U.S. dollars on the date of receipt.

Sale and Other Disposition of Common Shares

        Subject to the PFIC rules described above, a U.S. Holder will generally recognize U.S.-source capital gain or loss on the sale or other disposition of common shares, which will be long-term capital gain or loss if the holder has held such common shares for more than one year. The amount of the U.S. Holder's gain or loss will be equal to the difference between the amount realized on such sale or other disposition and the holder's tax basis in the common shares, as determined in U.S. dollars. Capital losses are subject to certain limitations.

Foreign Tax Credit Rules

        A U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to distributions generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Complex limitations apply to the foreign tax credit and each U.S. Holder should consult its tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax For Certain Payments

        Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from certain sales or other taxable dispositions of, common shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such

U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

RISK FACTORS

        An investment in the Offered Shares is speculative and involves a high degree of risk due to the nature of the Company's business and the present stage of exploration and development of its mineral properties. The following risk factors, as well as risks not currently known to the Company, could materially adversely affect the Company's future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company. In addition to other information contained or incorporated by reference in this short form prospectus, prospective purchasers should give careful consideration to the following factors.

The Company does not currently have sufficient funds to develop the Essakane Project.

        The Company does not currently have sufficient funding to commence or complete the development of the Essakane Project. In order to finance the development of the Essakane Project, the Company will have to issue additional equity, borrow sufficient funds from third party lenders or both. There can be no assurance that funding will be available to the Company or available on terms that do not adversely affect the projected economic return from the development of the Essakane Project. If funding is obtained through the issue of additional equity, shareholders' interest in the Company may be diluted.

There are risks associated with the development of the Essakane Project.

        Challenges associated with the development of the Essakane Project include, but are not limited to, securing an adequate water supply for the processing plant, securing a bilingual work force, the training of Burkina Faso nationals as skilled mine operators, many of whom will need to be recruited from outside the local area, and the need to resettle approximately 11,000 people. The inability to secure an adequate water supply or to implement an effective training program on a timely basis could result in delays to the development of the Essakane Project, and could adversely affect mine development and production. Moreover, the need to relocate approximately 11,000 people involves considerable costs, logistics and time. In addition to this, any opposition to the resettlement program may cause further delays and costs in the development of the Essakane Project.

        The Company does not currently have the necessary permits to commence development of the Essakane Project. Delays in obtaining the necessary permits will delay commencing the development of the Essakane Project and could lead to higher costs than anticipated.

The Company may fail to realize anticipated benefits of the Acquisition.

        The Company anticipates that the Acquisition will be accretive to probable reserves, measured and indicated resources, net asset value and future cash flow per share of the Company, increase the Company's profile in the sector, increase gold reserves and resources as well as exposure to movements in the price of gold. Achieving the benefits of the Acquisition depends in part on successfully financing and developing the Essakane Project.

Orezone has no history of producing gold from its mineral exploration properties and there can be no assurance that it will successfully establish mining operations or profitably produce gold.

        Orezone has no history of producing gold from its current portfolio of mineral exploration properties. All of the Company's properties are in the exploration and/or development stage. The future development of any properties found to be economically feasible will require Board approval, the construction and operation of mines, processing plants and related infrastructure. As a result, Orezone is subject to all of the risks associated with establishing new mining operations and business enterprises including:

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  the timing and cost, which can be considerable, of the construction of mining and processing facilities;

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  the availability and costs of skilled labour, consultants, mining equipment and supplies;

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  the availability and cost of appropriate smelting and/or refining arrangements;

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  the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits; and

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  the availability of funds to finance construction and development activities.

        The costs, timing and complexities of mine construction and development are increased by the remote location of the Company's mineral exploration properties. It is common in new mining operations to experience unexpected problems and delays during construction, development, and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that the Company's activities will result in profitable mining operations or that the Company will successfully establish mining operations or profitably produce gold at any of its properties.

Gold price volatility may affect the profitability and financial position of Orezone.

        A principal factor that will affect the Company's ability to successfully execute its business plan is the price of gold. The price of gold in U.S. dollars has increased from approximately $260 per ounce early in 2001 to over $780 per ounce on November 15, 2007.

        There are numerous factors outside of Orezone's control that may affect the price of gold including industrial and retail demand, central bank lending, sales and purchases of gold, forward sales of gold by producers and speculators, levels of gold production, short-term changes in supply and demand because of speculative hedging activities, confidence in the global monetary system, expectations of the future rate of inflation, the availability and attractiveness of alternative investment vehicles, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates, terrorism and war, and other global or regional political or economic events or conditions.

        The future trend in the price of gold cannot be predicted with any degree of certainty. The market price of gold affects the economics of any potential development project, as well as having an impact on the perceptions of investors with respect to gold equities, and therefore, the ability of the Company to raise capital. A decrease in the market price of gold and other metals could affect the Company's ability to finance the development of the Essakane Project and the exploration and development of the Company's other mineral properties, which would have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the market price of gold will remain at current levels or that such prices will improve or that market prices will not fall.

        If the market price of gold falls and remains below variable production costs of any of the Company's planned mining operations at the Essakane Project or any other project for a sustained period, losses may be sustained and, under certain circumstances, there may be a curtailment or suspension of some or all of the mining and exploration activities. The Company would also have to assess the economic impact of any sustained lower gold prices on recoverability and, therefore, the cut off grade and level of gold reserves and resources. These factors could have an adverse impact on future cash flows, earnings, results of operations, stated reserves and financial condition.

Foreign investments and operations are subject to numerous risks associated with operating in foreign jurisdictions.

        Orezone's principal assets are located in Burkina Faso, West Africa, and therefore its foreign mining and exploration operations are subject to the risks normally associated with the conduct of business in foreign countries. The occurrence of one or more of these risks could have a material and adverse effect on Orezone's profitability or the viability of its affected foreign operations, which could have a material and adverse effect on Orezone's future cash flows, earnings, results of operations and financial condition.

        The Company's ability to carry on its business in the normal course may be adversely affected by political and economic considerations such as civil and tribal unrest, war (including in neighbouring states), terrorist actions, labour disputes, corruption, sovereign risk, political instability, the failure of foreign parties or governments to honour contractual relations, consents, rejections or waivers granted, changing government regulations with respect to mining including environmental requirements, taxation, land tenure, foreign investments, income repatriation and capital recovery, fluctuations in currency exchange and inflation rates, import and export restrictions, challenges to the Company's title to properties, problems renewing licenses and permits, opposition to mining from environmental or other nongovernmental organizations, increased financing costs, instability due to economic under-development, inadequate infrastructure, and the expropriation of property interests. In addition, the enforcement by the Company of its legal rights to exploit its properties may not be recognized by the government of Burkina Faso or by its court system. Any of these events could result in conditions that delay or prevent the Company from exploring or ultimately developing its properties even if economic quantities of minerals are found.

        While the government of Burkina Faso has modernized its Mining Code and is considered by the Company's management to be mining friendly, no assurances can be provided that this will continue in the future. The economy and political system of Burkina Faso should be considered by investors to be less predictable than in countries such as Canada and the U.S. The possibility that the current, or a future, government may adopt substantially different policies or take arbitrary action which might halt exploration, extend to the re-nationalization of private assets or the cancellation of contracts, the cancellation of mining and exploration rights and/or changes in taxation treatment cannot be ruled out, the happening of any of which could result in a material and adverse effect on the Company's results of operations and financial condition. The Company does not currently maintain "political risk" insurance.

Gold exploration and development projects may not be successful and are highly speculative in nature.

        The exploration for and development of mineral deposits involves significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate or adequately mitigate. While the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which are highly volatile and cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, allowable production, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital or in mineral projects failing to achieve expected project returns. There is no assurance that commercial quantities of gold or other minerals will be discovered on any of the Company's exploration properties. There is no assurance that, even if commercial quantities of gold or other minerals are discovered, a mineral property will be brought into commercial production. In addition, assuming discovery of a commercial ore body, depending on the type of mining operation involved, many years can elapse from the initial phase of drilling until commercial operations are commenced. Most of the above factors are beyond the Company's control.

Government regulations and permitting may have an adverse effect on Orezone's mining operations.

        Orezone's mining operations and exploration and development activities are subject to laws and regulations governing health and worker safety, employment standards, exports, price controls, taxation, waste disposal, management and use of toxic substances and explosives, protection of the environment, mine development, protection of endangered and protected species, reclamation, historic and cultural preservation and other matters. Each jurisdiction in which Orezone has properties regulates mining activities. Furthermore, the Company requires a number of different permits and licenses in order to carry on its business. Failure to comply with applicable laws, regulations and permits may result in enforcement actions thereunder, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

        It is possible that future changes in applicable laws, regulations, agreements or changes in their enforcement or regulatory interpretation could result in changes in legal requirements or in the terms and conditions of existing permits and agreements applicable to Orezone or its properties, which could have a material and adverse effect on Orezone's current operations or planned exploration and development projects. Where required, obtaining necessary permits can be a complex, time consuming process and Orezone cannot assure that any necessary permits will be obtainable on acceptable terms, in a timely manner or at all. The costs and delays associated with obtaining necessary permits and complying with these permits and applicable laws and regulations could stop or materially delay or restrict Orezone from proceeding with the development of an exploration project or the operation or further development of a mine. Any failure to comply with applicable laws and regulations or permits, even if inadvertent, could result in interruption or closure of exploration, development or mining operations or material fines, penalties or other liabilities.

Orezone's mineral resource and reserve estimates are only estimates and may not reflect the actual deposits or the economic viability of gold extraction.

        The figures presented for mineral resources and reserves are only estimates. The estimating of mineral resources and reserves is a subjective process and the accuracy of mineral resource and reserve estimates is a function of the quantity and quality of available data, the accuracy of statistical computations, and the assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any mineral resource and reserve estimate, and the actual deposits encountered and the economic viability of, and returns from, mining a deposit may differ materially from Orezone's estimates.

        Estimated mineral resources may require adjustments or downward revisions based on changes in gold prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource estimates. Market price fluctuations for gold, increased production costs or reduced recovery rates, or other factors may render the then current mineral resources and reserves of Orezone uneconomical or unprofitable to develop at a particular site or sites. A reduction in estimated mineral reserves or estimated resources as a result could require material write downs in investment in the affected mining property and increased amortization, reclamation and closure charges.

        Other than the Essakane Project, the Company has not established the presence of any proven and probable reserves at any of its mineral properties. There can be no assurance that subsequent testing or future studies will establish proven and probable reserves on the Company's properties. The failure to establish proven and probable reserves would severely restrict the Company's ability to successfully implement its strategies for long-term growth.

The Company's reserves may not be replaced.

        The Essakane Project is currently the Company's only source of potential gold production and has an expected life of mine of less than nine years based upon the current estimated life of mine. If these reserves are not replaced, this could have an adverse impact on future cash flows, earnings, results of operations and financial condition.

Reserve and resource calculations may be over/underestimated as a result of coarse gold at the Essakane Project.

        The Essakane Project is a "coarse gold" deposit with particles up to 5mm in diameter. The Company and Gold Fields have made every attempt to ensure that the grade samples used to determine mineral reserves and resources are representative by using various sample preparation and analytical techniques and by re-assaying many of the earlier samples using these sample preparation and analytical techniques. There is still some uncertainty regarding the grade of the deposit, and this grade could be lower or higher than predicted by the grade model developed for the feasibility study and included in the Essakane Technical Report.

Orezone's future profitability depends on the success of the Essakane Project.

        The Company anticipates that the majority, if not substantially all, of its net income in the future will come from the Essakane Project. There are no assurances that the Company will be able to successfully complete, commission and operate the Essakane Project. If it is unable to do so, its ability to generate net income will be materially adversely affected. Moreover, the permits underlying the Essakane Project are due to expire in 2009 unless a Mining Convention and Mining Permit are granted to the Company prior to expiry of the current exploration permits.

Production estimates may be inaccurate.

        No assurance can be given that production estimates for the Essakane Project will be achieved. These production estimates are based on, among other things, the following factors: the accuracy of reserve estimates; the accuracy of assumptions regarding ground conditions and physical characteristics of ores, such as hardness and presence or absence of particular metallurgical characteristics; and the accuracy of estimated rates and costs of mining and processing.

        Actual production may vary from estimates for a variety of reasons, including actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors relating to the mineral reserves, such as the need for sequential development of orebodies and the processing of new or different ore grades; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, underground floods, earthquakes, pit wall failures and cave-ins; and unexpected labour shortages or strikes. Failure to achieve production estimates could have an adverse impact on the Company's future cash flows, earnings, results of operations and financial condition.

Orezone has a history of losses and expects to incur losses for the foreseeable future.

        The Company has incurred losses since its inception and the Company expects to incur losses for the foreseeable future. The Company incurred the following net losses during each of the following periods:

  •
  $2.2 million for the nine months ended September 30, 2007;

  •
  $1.1 million for the year ended December 31, 2006;

  •
  $5.3 million for the year ended December 31, 2005; and

  •
  $1.3 million for the year ended December 31, 2004.

The Company had an accumulated deficit of $14.8 million as of December 31, 2006, and an accumulated deficit of $16.7 million as of September 30, 2007.

        The Company expects to continue to incur losses unless and until such time as the Essakane Project enters into commercial production and generates sufficient revenues to fund continuing operations. The development of the Company's properties, including the Essakane Project, will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration and development, the results of consultants' analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, and the Company's acquisition of additional properties, some of which are beyond the Company's control. There can be no assurance that the Company will ever achieve profitability.

Orezone relies on its management team and outside contractors, and the loss of one or more of these persons may adversely affect Orezone.

        The Company's activities are managed by a very small number of key individuals who are intimately familiar with its operations. Consequently, the success of the operations and activities of Orezone is dependent to a significant extent on the efforts and abilities of this management team. Investors must be willing to rely to a significant extent on management's discretion and judgment, as well as the expertise and competence of outside contractors. Orezone does not have in place formal programs for succession of management and training of management. The loss of one or more of these key employees or contractors, if not replaced, could adversely affect Orezone's profitability, results of operations and financial condition.

        Should any or all of the existing management resign from the Company, there can be no assurance that the directors will be able to replace such persons, or replace them in a timely manner. Any such occurrence may materially and adversely affect Orezone's profitability, results of operations and financial condition. At present, the Company does not maintain any "key man" life insurance.

The Company is experiencing minor delays as a result of drill shortages in West Africa.

        At the present time there is a shortage of drilling rigs in West Africa due to the large amount of exploration and development work that is being carried out. This shortage of equipment could cause some delays for the Company to properly evaluate its holdings and ultimately to put them into production.

The Company has experienced sample backlog at assay laboratory facilities.

        In the past, the Company has experienced sample backlogs at an assay laboratory, which consequently delayed resource updates from the Essakane Project. This problem was alleviated by the commissioning of two more independent labs in Ouagadougou and at the Essakane Project site itself. However, there can be no assurance that similar backlogs will not occur in the future, and if such backlogs occur, they could delay the Company's ability to properly evaluate its holdings and ultimately to put them into production.

The Company's operations are subject to financing risks.

        At the present time the Company does not have any producing projects and no sources of revenue. The Company's ability to explore for and find potential economic properties, and then to bring them into production, is highly dependent upon its ability to raise equity and debt capital in the financial markets. Any properties that the Company develops will require significant capital expenditures. There is no assurance that the Company will be able to raise the funds required to develop the Essakane Project, continue its exploration programs and finance the development of any potentially economic deposit that is identified on acceptable terms or at all. The failure to obtain the necessary financing could have a material adverse effect on the Company's growth strategy and results of operations and financial condition.

Vendors' indemnification under the Share Purchase Agreement is limited.

        The proceeds of the Offering will be paid out to the Vendors following the closing of the Offering. The Vendors have not represented that the disclosure in respect of Essakane BVI and Gold Fields Burkina Faso SARL (the "Proposed Targets") or the Essakane Project represents full, true and plain disclosure, and does not contain a misrepresentation. The Vendors will have no liability to investors in the Offering if this short form prospectus disclosure relating to the Proposed Targets or the Essakane Project contains a misrepresentation.

        The Vendors' liability for breach of the representations and warranties set out in the Share Purchase Agreement is capped at $200 million, and their obligation to indemnify the Company in respect of breaches of the representations and warranties set out in the Share Purchase Agreement is generally limited to one year after closing of the Acquisition. However, investors under the Offering have, pursuant to securities laws, up to three years in which to make a claim for misrepresentations in this short form prospectus. Should the investors become aware of a misrepresentation in this short form prospectus that is based upon a breach of the Vendors representations and warranties more than a year after the closing of the Acquisition, the Company will be unable to be indemnified by the Vendors for such misrepresentation and the loss will be imposed on shareholders generally.

The Company's properties are subject to title risks.

        The Company has taken all reasonable steps to ensure that it has proper title to its properties. However, the Company cannot provide any guarantees that there are no prior unregistered agreements, claims or defects that may result in the Company's title to its properties being challenged. A successful challenge to the precise area and location of these claims could result in the Company being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties.

The Government of Burkina Faso has the right to 10% ownership of certain subsidiaries.

        In accordance with the mining laws of Burkina Faso, the government of Burkina Faso will have a 10% free carried interest in the company holding the Mining Permit for the Essakane Project and any other producing mineral project of the Company in Burkina Faso. The carried interest comes into existence at the time the government issues a mining permit for the relevant project.

Health risks associated with the mining workforce in Burkina Faso.

        Malaria and other diseases such as HIV/AIDS represent a serious threat to maintaining a skilled workforce in the mining industry throughout Africa and are a major healthcare challenge faced by the Company's operations in Burkina Faso. There can be no assurance that the Company will not lose members of its workforce or workforce man-hours or incur increased medical costs as a result of these high health risks, which may have a material adverse effect on the Company's operations.

The Company's properties are subject to environmental risks.

        Both exploration programs and potential future mining operations have inherent risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations involving the protection and remediation of the environment, including those addressing emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive, with the trend towards stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company's intended activities. There can be no assurance that future changes in environmental regulations will not adversely affect the Company's business, and it is possible that future changes in these laws or regulations could have a significant adverse impact on some portion of the Company's business, causing the Company to re-evaluate those activities at that time. Orezone cannot give any assurance that, notwithstanding its precautions and history of activities, breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition and its results from operations.

Orezone's potential future mining operations will be subject to operational risks and hazards inherent in the mining industry.

        While the Company's primary objective is to establish a producing mining operation, it does not at present have any properties that are in production. Potential future mining operations will be subject to the risks inherent in the mining industry, including fluctuations in fuel prices, commodity prices, exchange rates, metal prices, costs of constructing and operating a mine as well as processing and refining facilities in a specific environment, the availability of economic sources of energy and the adequacy of water supplies, adequate access to the site, unanticipated transportation costs, delays and repair costs resulting from equipment failure, changes in the regulatory environment (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands), and industrial accidents and labour actions or unrest. The occurrence of any of these factors could materially and adversely affect the development of a project, and, as a result, materially and adversely affect the Company's business, financial condition, results of operations and cash flow. Hazards such as the discharge of pollutants or hazardous chemicals, unanticipated grade and tonnage of ore to be mined and processed, unusual or unexpected adverse geological or geotechnical formation, or unusual or unexpected adverse operating conditions, slope failure, rock bursts, cave-ins, failure of pit walls or dams, fire, and natural phenomena and "acts of God" such as inclement weather conditions, floods, earthquakes or other conditions may be encountered in the drilling and removal of ore. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. The Company may incur liability as a result of pollution and other casualties, and may not be able to insure fully or at all against such risks, due to political reasons, unavailability of coverage in the market place or other reasons, or may decide not to insure against such risks as a result of high premiums or for other reasons. This can result in delayed production, increases in production costs or liability. Paying compensation for obligations resulting from such liability may be very costly and could have an adverse effect on the Company's financial position.

Interference in the maintenance of infrastructure could adversely affect the development and operation of the Essakane Project.

        Mining, processing, development and exploration activities depend, to some degree, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in or neglect of the maintenance or provision of such infrastructure could adversely affect the development and operation of the Essakane Project, and the financial condition and results of operations of the Company.

The Company's insurance coverage does not cover all of its potential losses, liabilities and damages related to its business and certain risks are uninsured or uninsurable.

        The Company maintains insurance to protect it against certain risks related to its current operations in amounts that it believes are reasonable depending upon the circumstances surrounding each identified risk. The Company may elect, however, not to insure against certain risks due to high premiums or for various other reasons. These risks include, in the course of exploration, development and production of mineral properties, unexpected or unusual geological operating conditions including, environmental damage, employee injuries and deaths, rock bursts, cave-ins, fire, flooding and earthquakes.

        Although the Company maintains insurance to cover some of these risks and hazards in amounts it believes to be reasonable, such insurance may not provide adequate coverage in all circumstances. No assurance can be given that such insurance will continue to be available at economically feasible premiums or that it will provide sufficient coverage for losses related to these or other risks and hazards. Should liabilities arise as a result of insufficient or non-existent insurance, any future profitability could be reduced or eliminated and result in increasing costs and a decline in the value of Orezone's securities.

The mining industry is extremely competitive.

        The competition to discover and acquire mineral properties considered to have commercial potential is intense. The Company competes with other mining companies, many of which are larger and have greater financial resources than the Company, with respect to the discovery and acquisition of interests in mineral properties and the recruitment and retention of qualified employees and other personnel to carry on its mineral exploration and exploitation activities. There can be no assurance that the Company will be able to successfully compete against such companies.

Currency fluctuations may affect Orezone's financial performance.

        Currency fluctuations may affect costs of the Company's operations. Gold is sold throughout the world based principally on a U.S. dollar price, but a portion of the Company's operating expenses are in non-U.S. dollar currencies. Any appreciation of these non-U.S. dollar currencies against the U.S. dollar could negatively affect the Company's profitability, cash flows and financial position. The Company does not currently have a hedging policy and could adopt such a policy in the context of the senior and subordinated debt it may raise to finance its projects. Accordingly, the Company currently has no protection from declines in mineral prices and currency fluctuations.

The Company does not intend to pay dividends in the foreseeable future.

        The Company has paid no dividends on its common shares to date and does not anticipate paying dividends on its common shares in the foreseeable future. Orezone anticipates that for the foreseeable future it will retain all future earnings and other cash resources for the operation and development of its business. Payment of any future dividends will be at the discretion of the Company's board of directors after taking into account many factors, including Orezone's operating results, financial condition and current and anticipated cash needs.

Shareholders' interest in Orezone may be diluted in the future.

        The Company may undertake additional offerings of its common shares or of securities convertible into common shares including stock options and similar incentive plans in the future. The increase in the number of common shares issued and outstanding and the possibility of the issuance of common shares on conversion of convertible securities may have a depressive effect on the price of common shares. In addition, as a result of such additional common shares, the voting power of the Company's existing shareholders will be diluted.

Orezone's common shares are publicly traded and are subject to various factors that have historically made Orezone's share price volatile.

        The market price of the Company's common shares could fluctuate significantly, in which case common shares may not be able to be resold at or above the Offering Price. The market price of the Company's common shares may fluctuate based on a number of factors in addition to those listed in this short form prospectus, including:

  •
  the Company's operating performance and the performance of competitors and other similar companies;

  •
  the market's reaction to the issuance of securities or to other financing transactions, to the Company's press releases and other public announcements and to the Company's filings with the various securities regulatory authorities;

  •
  changes in earnings estimates or recommendations by research analysts who cover the Company's common shares or the shares of other companies in the resource sector;

  •
  changes in general economic conditions;

  •
  the number of the Company's common shares to be publicly traded after the Offering;

  •
  the arrival or departure of key personnel;

  •
  acquisitions, strategic alliances or joint ventures involving the Company or its competitors; and

  •
  the factors listed under the heading "Cautionary Notice Regarding Forward-Looking Statements".

        In addition, the market price of the Company's shares are affected by many variables not directly related to the Company's success and are therefore not within the Company's control, including other developments that affect the market for all resource sector shares, the breadth of the public market for the Company's shares and the attractiveness of alternative investments. The effect of these and other factors on the market price of common shares on the exchanges in which the Company trades has historically made the Company's share price volatile and suggests that the Company's share price will continue to be volatile in the future.

There are differences in U.S. and Canadian practices for reporting mineral resources.

        The Company's resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as the Company generally reports mineral resources in accordance with Canadian practices. These practices are different from the practices used to report estimates of mineralization that do not constitute "reserves" in reports and other materials filed with the SEC in that the Canadian practice is to report measured, indicated and inferred mineral resources. In the United States, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, "inferred mineral resources" have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of "contained ounces" is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report estimates of mineralization in deposits that do not constitute "reserves" as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and mineral resources contained in this short form prospectus, or in the documents incorporated herein by reference, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

Investors in the United States or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against Orezone, its directors, its executive officers and some of the experts named in this prospectus based on civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence.

        The Company is organized under the laws of Canada and its principal executive office is located in the Province of Ontario. Most of the Company's directors and officers, and some of the experts named in this short form prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a substantial portion of the Company's assets, are located outside of the United States. As a result, it may be difficult for investors in the United States or outside of Canada to bring an action against directors, officers or experts who are not resident in the United States or in the other jurisdiction of residence. It may also be difficult for an investor to enforce a judgment obtained in a United States court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence against those persons or the Company.

PFIC status has consequences for United States investors.

        The Company expects that it and certain of its subsidiaries will each be treated as a PFIC for U.S. federal income tax purposes. Potential investors who are U.S. Holders (as defined in "U.S. Federal Income Tax Consequences" above) of common shares should be aware that they may suffer adverse U.S. federal income tax consequences as a result of such treatment. U.S. Holders, generally, will be required to treat any "excess distribution"received on its shares, or any gain realized upon a disposition of shares, as ordinary income and to pay an interest charge on a portion of such distribution or gain. The favourable rates of tax applicable to certain dividends received by certain non-corporate U.S. Holders will also not be available because the Company will not be a "qualified foreign corporation" for such purposes. In addition, a step up in the tax bases of the common shares will not be available upon death of an individual U.S. Holder of common shares.

        Certain elections, including a QEF Election, may be available to U.S. Holders which may help mitigate the adverse U.S. federal tax consequences of owning common shares in a PFIC or shares in any lower-tier PFIC. Upon written request by a U.S. Holder, the Company will make available the information necessary for such U.S. Holder to make QEF Elections with respect to the Company and each lower-tier PFIC in which the Company owns more than 50% of such lower-tier PFIC's total aggregate voting power. In the alternative, U.S. Holders may be able to make a mark-to-market election with respect to the common shares but not the shares of any lower-tier PFIC. See "U.S. Federal Income Tax Consequences-Passive Foreign Investment Company Rules" above. U.S. Holders of common shares are urged to consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in the common shares.

LEGAL MATTERS

        Certain legal matters relating to the issue and sale of the common shares will be passed upon on behalf of the Company by Stikeman Elliott LLP and Dorsey & Whitney LLP and on behalf on the Underwriters by Cassels Brock & Blackwell LLP and White & Case LLP. Certain technical and scientific information relating to the Essakane Project has been based upon the Essakane Technical Report prepared by Snowden, GRD Minproc (Pty) Ltd., Gold Fields International Services Inc., Gold Fields Burkina Faso SARL, Gold Fields Australia Ltd., SRK Consulting and RSG Global. Certain technical and scientific information relating to the Séga project and Bondi property have been based upon technical reports prepared by Met-Chem Canada Inc.

        As of the date hereof, the partners and associates of each of Stikeman Elliott LLP and Cassels Brock & Blackwell LLP beneficially own, directly and indirectly, less than 1% of the outstanding common shares of Orezone. As of the date hereof, each of GRD Minproc (Pty) Ltd., Snowden Mining Industry Consultants Pty Ltd., SRK Consulting, RSG Global and Met-Chem beneficially owns, directly and indirectly, less than 1% of the outstanding common shares of Orezone.

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The auditors of the Company are Deloitte & Touche LLP, Chartered Accountants, 800 - 100 Queen Street, Ottawa, Ontario, K1P 5T8.

        Effective as of November 13, 2006, PricewaterhouseCoopers LLP resigned as auditor of the Company. Effective as of November 22, 2006, the Company appointed Deloitte & Touche LLP, Ottawa, Ontario, Canada as its auditor. The recommendation to appoint Deloitte & Touche LLP was approved by the audit committee and the board of directors of Orezone.

        The transfer agent and registrar for the common shares of the Company is Computershare Investor Services Inc. at its principal transfer office in Montréal, Québec.

PURCHASERS' STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for the particulars of these rights or consult with a legal advisor.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company has filed with the SEC under the United States Securities Act of 1933, as amended, a registration statement on Form F-10, which, together with all amendments and supplements thereto, is referred to as the Registration Statement with respect to the common shares. This short form prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company, and the common shares, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this short form prospectus, including the documents incorporated by reference, as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement can be found on the SEC's website, www.sec.gov, by clicking on and following the instructions for "Filings & Forms".

        The Company is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, (the "Exchange Act") and applicable Canadian securities legislation and in accordance therewith files periodic reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, the Company is not required to publish financial statements as frequently or as promptly as U.S. companies.

        You may read and copy any document that the Company has filed with the SEC at the SEC's public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents the Company has filed with the SEC's Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov. You may read and download any public document that the Company has filed with the securities commission or similar regulatory authority in each of the provinces of Canada at www.sedar.com.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the Registration Statement of which this short form prospectus forms a part: (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) the consent of Deloitte & Touche LLP; (iii) the consent of PricewaterhouseCoopers LLP; (iv) the consent of Stikeman Elliott LLP; (v) the consent of Cassels Brock & Blackwell LLP; (vi) the consent of Guy Saucier; (vii) the consent of Yves A. Buro; (viii) the consent of Martin Pittuck; (ix) the consent of I.M. Glacken; (x) the consent of J. Hawxby; (xi) the consent of M. Harley; (xii) the consent of O. Varaud; (xiii) the consent of S. Solomons; and (xiv) powers of attorney of the directors and officers of the Company.

AUDITOR'S CONSENT

        We have read the short form prospectus dated November 16, 2007 relating to the sale and issue of 154,200,000 common shares of the Company. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned short form prospectus of our report to the shareholders of the Company on the consolidated balance sheet of the Company as at December 31, 2006 and the consolidated statements of operations, deficit and cash flows for the year ended December 31, 2006. Our report is dated March 27, 2007.

(Signed) Deloitte & Touche LLP
Chartered Accountants
Licensed Public Accountants

Ottawa, Canada
November 16, 2007

AUDITOR'S CONSENT

        We have read the short form prospectus dated November 16, 2007 relating to the sale and issue of 154,200,000 common shares of the Company. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned short form prospectus of our report to the shareholders of the Company on the consolidated balance sheet of the Company as at December 31, 2005 and the consolidated statements of operations and deficit and cash flows for the years ended December 31, 2005 and 2004. Our report is dated February 10, 2006.

(Signed) PricewaterhouseCoopers LLP
Chartered Accountants
Licensed Public Accountants

Ottawa, Canada
November 16, 2007

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

        Section 124 of the Canada Business Corporations Act and Section 12 of the Registrant's By-laws provide for indemnification of directors and officers of the Registrant.

        Section 124 of the Canada Business Corporations Act provides as follows:

  124.(1)
  Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

  (2)
  Advance of Costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

  (3)
  Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual

  (a)
  acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

  (4)
  Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

  (5)
  Right to indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

  (a)
  was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

  (b)
  fulfills the conditions set out in subsection (3).

  (6)
  Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

  (a)
  in the individual's capacity as a director or officer of the corporation; or

  (b)
  in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

  (7)
  Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

  (8)
  Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

  (9)
  Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

        Section 12 of the By-laws of the Registrant contains the following provisions with respect to indemnification of the Registrant's directors and officers with respect to certain insurance maintained by the Registrant with respect to its indemnification obligations:

        Section 12.01 Waiver of Liability — No "representative" of the Registrant shall be held liable for the acts, negligence or fault of any person, representing the Registrant or not. In particular, such person shall not be held liable for losses incurred by the Registrant because of incapacity, or by way of defects in the title of properties or securities acquired by the Registrant, or damages incurred because of the bankruptcy or insolvency of a trustee of the assets of the Registrant.

        Section 12.02 Indemnification — Subject to the Canada Business Corporations Act, the Registrant may indemnify its "representatives" or their predecessors as well as their heirs and legal representatives against all costs, charges and expenses of any nature incurred by them with respect to any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been representatives of the Registrant. The Registrant may obtain insurance in order to indemnify such persons. These persons may also receive advances or be reimbursed for expenses incurred by them in the performance of their duties without requiring the approval of the shareholders. The reimbursement of such expenses or payment of such indemnities may be guaranteed by a lien on the assets of the Registrant.

        "Representative" means any director, officer, or other agent of the Registrant as well as any other person who, at the request of the Registrant, acts as director, officer or agent of a body corporate of which the Registrant holds shares or is a creditor

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

        The exhibits to this Registration Statement are listed in the exhibit index which appears elsewhere herein.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

  (a)
  Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Canada, on this 16th day of November, 2007.

OREZONE RESOURCES INC.
By:	/s/ RON LITTLE
	Name:	Ronald N. Little
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/s/ RON LITTLE Ronald N. Little	Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2007
/s/ JIMENA MARTINEZ Jimena Martinez	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 16, 2007
* David Netherway	Director	November 16, 2007
* Paul Carmel	Director	November 16, 2007

III-2

* Michael Halvorson	Director	November 16, 2007
* Gregory B. Bowes	Director	November 16, 2007
*By:	/s/ RON LITTLE Ron Little	Attorney in fact	November 16, 2007

III-3

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Orezone Resources Inc. in the United States, on the 16th day of November, 2007.

/s/ MARTIN POMERANCE Martin Pomerance

III-4

EXHIBIT INDEX

Exhibit	Description
3.1	Underwriting Agreement.
4.1
Annual information form for the year ended December 31, 2006 dated March 30, 2007 (incorporated by reference in the Registrant's Annual Report on Form 40-F filed with the Commission on March 30, 2007).
4.2
Audited consolidated financial statements of the Company for the years ended December 31, 2006 and 2005 together with the auditors' reports thereon and the notes thereto (incorporated by reference in the Registrant's Annual Report on Form 40-F filed with the Commission on March 30, 2007).
4.3
Management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2006 (incorporated by reference in the Registrant's Annual Report on Form 40-F filed with the Commission on March 30, 2007).
4.4
Unaudited interim consolidated financial statements of the Company for the six-month period ended June 30, 2007, together with the notes thereto (incorporated by reference in the registrant's Form 6-K furnished to the Commission on August 10, 2007).
4.5
Management's discussion and analysis of financial condition and results of operations for the six-month period ended June 30, 2007 (incorporated by reference in the registrant's Form 6-K furnished to the Commission on August 10, 2007).
4.6
Management information circular dated April 13, 2007 prepared in connection with the Company's annual meeting of shareholders held on May 17, 2007 (incorporated by reference in the registrant's Form 6-K furnished to the Commission on April 20, 2007).
4.7
Reconciliation to U.S. GAAP of the audited consolidated financial statements of the Registrant as at December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on October 26, 2007).
4.8
Reconciliation to U.S. GAAP of the interim unaudited consolidated financial statements of the Registrant as at June 30, 2007 and for the six month period ended June 30, 2007 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on October 26, 2007).
4.9	Material change report, dated October 19, 2007 (incorporated by reference in the registrant's Form 6-K furnished to the Commission on October 22, 2007).
4.10	Material change report dated October 19, 2007 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on October 22, 2007).
4.11	Material change report dated October 19, 2007 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on October 22, 2007).
4.12	Material change report dated October 19, 2007 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on October 22, 2007).
4.13	Material change report dated October 19, 2007 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on October 22, 2007).
4.14
Unaudited interim consolidated financial statements of the Company for the three and nine month period ended September 30, 2007, together with the notes thereto (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on November 14, 2007).
4.15
Management's discussion and analysis of financial condition and results of operations for the three and nine month period ended September 30, 2007 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on November 14, 2007).
4.16
Reconciliation to U.S. GAAP of the interim unaudited consolidated financial statements of the Registrant as at September 30, 2007 and for the three and nine month period ended September 30, 2007 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on November 16, 2007).
5.1	Consent of Deloitte & Touche LLP
5.2	Consent of PricewaterhouseCoopers LLP
5.3	Consent of Stikeman Elliott LLP*
5.4	Consent of Cassels Brock & Blackwell LLP*
5.5	Consent of Martin Pittuck*
5.6	Consent of Jan de Visser*
5.7	Consent of Guy Saucier*
5.8	Consent of Yves A. Buro*
5.9	Consent of I.M. Glacken*
5.10	Consent of J. Hawxby*
5.11	Consent of M. Harley*
5.12	Consent of O. Varaud*
5.13	Consent of S. Solomons*
6.1	Powers of Attorney*

*
Previously filed.

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TABLE OF CONTENTS
CURRENCY AND EXCHANGE RATES
DOCUMENTS INCORPORATED BY REFERENCE
TECHNICAL INFORMATION
PROJECTIONS FOR THE ESSAKANE PROJECT
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
CAUTIONARY NOTE TO UNITED STATES INVESTORS
ELIGIBILITY FOR INVESTMENT
THE COMPANY
INFORMATION CONCERNING CERTAIN OF THE COMPANY'S PROJECTS
Gold Production Profile over LOM(1)
RECENT DEVELOPMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
CONSOLIDATED CAPITALIZATION AND SHARE CAPITAL
DESCRIPTION OF THE SECURITIES DISTRIBUTED
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
U.S. FEDERAL INCOME TAX CONSEQUENCES
RISK FACTORS
LEGAL MATTERS
AUDITORS, TRANSFER AGENT AND REGISTRAR
PURCHASERS' STATUTORY RIGHTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
AUDITOR'S CONSENT
AUDITOR'S CONSENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX